EXECUTION VERSION

Exhibit 2.2

SHARE PURCHASE AGREEMENT
by and among
Nasdaq, inc.,
OSPREY ACQUISITION CORPORATION,
VERAFIN HOLDINGS INC.,
THE UNDERSIGNED ENTITIES AND INDIVIDUALS,
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC
(solely in its capacity as the “Representative” of the Sellers)
November 18, 2020

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ANNEXES
Annex A        Company Disclosure Schedules
Annex B        Seller Disclosure Schedules
Annex C        List of Sellers

INDEX OF EXHIBITS
Exhibit A        Reference Statement
Exhibit B        Regulatory Covenants
Exhibit C        Joinder Agreement

Index of Defined Terms

$71
111(4)(e) Amount	55
Accounting Principles	55
Acquisition	1
Acquisition Transaction	37
Action	23
Additional Consideration	56
Additional Indebtedness	34
Advisory Committee	50
Affiliate	56
Agreement	1
Amalgamation	1
Amendment	30
Anti-Bribery Laws	25
Antitrust Laws	56
Applicable Spot Rate	56
ASPE	56
Assets	13
Base Consideration	56
Business Day	56
Business Software	20
Buyer	1
Buyer Parties	1
Buyer Parties Fundamental Representations	56
CAD$	71
Cash	56
Cash Collateral Agreement	56
CASL	56
CBCA	57
CEM	57
Certificate of Incorporation	57
Closing	7
Closing Consideration	57
Closing Date	7
Closing Indebtedness	57
Closing Option Consideration	57
Closing Payment Amount	57
Closing Statement	4

COBRA	57
Code	57
Common Shares	57
Company	1
Company Fundamental Representations	58
Company IP Rights	58
Company Plan	58
Company Registered IP	18
Company Representatives	38
Company Shareholder	58
Company Shareholder Percentage	58
Company Transaction Expenses	58
Company-Owned IP Rights	58
Competing Business	54
Computer Systems	58
Confidentiality Agreement	36
Contract	58
Contributor	20
control	56
Copyrights	61
COVID-19 Measures	33
Credit Agreement	58
Cultural Business	58
Current Policies	44
D&O Indemnified Party	43
D&O Tail	44
Determination Date	5
Difference	5
Disclosure Schedules	51
Dispute Resolution Firm	5
Disputed Item	5
Drag Along Notice	8
Environmental Claim	59
Environmental Laws	59
Equity Incentive Plan	59
ERISA	59
ERISA Affiliate	59
Escrow Account	6
v

Escrow Agent	59
Escrow Agreement	6
Escrow Amount	6
Escrow and Management Incentive Agreement	1
Estimated Cash	3
Estimated Closing Statement	3
Estimated Company Transaction Expenses	3
Estimated Indebtedness	3
Estimated Net Working Capital	3
Estimated Sellers Transaction Expenses	3
Estimated Transaction Expenses	3
Final Consideration	59
Financial Statements	12
Financing	59
Financing Entities	59
Financing Parties	60
Founders	60
Fully Diluted Number	60
Fund Holders	60
Governmental Entity	60
Group Company(ies)	60
Hazardous Materials	60
HSR Act	23
Indebtedness	60
Institutional Affiliate	69
Intellectual Property Rights	61
Interest	54
In-the-Money Option	61
Investment Canada Act	61
Investment Canada Act Approval	61
ITA	3
Joinder Agreement	62
Key Employees	62
Key Sellers	62
knowledge of the Company	62
Latest Balance Sheet	12
Law	62
Leased Realty	14
Leases	14
Liabilities	62
Liens	62
Losses	62
Marks	61

Material Adverse Effect	62
Material Contracts	18
Minister	61, 63
Multiemployer Plan	63
Multiple Employer Plan	63
Net Working Capital	63
Newco	1
Non-Voting Common Shares	64
Objections Statement	4
Open Source Software	64
Option	1, 64
Option Consideration	64
Option Loans	33
Option Surrender Notices	3
Optionholder Percentage	64
Options	1
Order	23
Ordinary Course of Business	64
Organizational Documents	64
Outside Date	48
Owned Real Property	64
Parent	1
Parent Material Adverse Effect	64
Parent’s Representatives	36
Parties	1
Party	1
Patents	61
Paying Agent	64
Payoff Amount	37
Payoff Letter	37
Payroll Costs	68
Per Share Additional Consideration	64
Per Share Closing Consideration	64
Per Share Consideration	2
Permits	25
Permitted Liens	65
Person	65
Personal Data	65
Pre-Closing Reorganization	41
Premium Amount	44
Prior Shareholders’ Agreement	30
Privacy Requirement	65
Pro Rata Percentage	66

R&W Insurance Policy	2
Reference Statement	4
Reference Time	66
Related Party Transactions or Interests	26
Release	66
Remaining Escrow Amount	6
Reorganization Tax Liability	66
Representative	1
Restricted Party	66
Sale Bonuses	68
Schedule	51
Securities Act	66
Seller Related Parties	26
Sellers	1
Sellers Fundamental Representations	66
Sellers Transaction Expenses	66
Series A Voting Common Shares	67
Series B Voting Common Shares	67
Series C Voting Common Shares	67
Software	67
Specified Common Share Value	67

Specified Customers	27
Specified Material Contract	67
Specified Resellers	27
Specified Vendors	27
Subsidiary	67
Target Net Working Capital Amount	67
Tax	67
Tax Returns	68
Taxes	67
the Company’s knowledge	62
Third-Party Interests	12
Trade Control Laws	68
Trade Secrets	61
Transaction Documents	68
Transaction Expenses	68
Transactions	68
Transfer	68

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of November 18, 2020, is made by and among Nasdaq, Inc., a Delaware corporation (“Parent”), Osprey Acquisition Corporation, a corporation existing under the CBCA and a wholly owned subsidiary of Parent (“Buyer” and collectively with Parent, “Buyer Parties”), Verafin Holdings Inc., a corporation existing under the CBCA (the “Company”), the undersigned Persons listed on Annex C (such Persons, together with (a) any Person holding Common Shares (or that acquires Common Shares pursuant to the exercise of Options after the execution hereof, as contemplated by Section 1.03(e)) that executes a Joinder Agreement after the date hereof agreeing to be bound as a “Seller” by the terms and conditions herein and (b) any Person holding Common Shares on behalf of whom the Company, as attorney-in-fact, executes this Agreement after the date hereof pursuant to Section 2.03, collectively, “Sellers”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Representative”). Buyer Parties, the Company, Sellers, and, solely in its capacity as and solely to the extent applicable, the Representative, shall each be referred to herein from time to time as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article XII below.
RECITALS:
WHEREAS, the Parties desire that: (a) Sellers sell, transfer and convey to Buyer, and Buyer purchase and acquire from Sellers, all of the issued and outstanding Common Shares, for the consideration and on the terms and subject to the conditions set forth herein (the “Acquisition”); and (b) immediately prior to the Closing, all options to acquire Common Shares issued under the Equity Incentive Plan (each, an “Option”, and collectively, the “Options”), will be surrendered for consideration from the Company, so that Buyer owns 100% of the equity of the Company on a fully diluted basis after the Acquisition;
WHEREAS, immediately after the Acquisition, the Buyer and the Company will be amalgamated to form an amalgamated corporation under the CBCA (“Newco”) with the then-existing shareholders of the Buyer receiving shares in the capital of Newco (the “Amalgamation”);
WHEREAS, promptly following the Amalgamation, Newco will apply to continue Newco so that it is organized in British Columbia;
WHEREAS, concurrently with the execution of this Agreement, the Key Employees, Parent and the Company are executing an Escrow and Management Incentive Agreement (the “Escrow and Management Incentive Agreement”), pursuant to which (a) each Key Employee agrees that, at the Closing, it shall place into escrow fifteen percent (15%) of the aggregate proceeds, net of taxes, that such Key Employee receives from the sale of the Common Shares held by such Key Employee pursuant to the Acquisition, with the amount placed into such escrow to be released over a three-year period on the terms and conditions set forth in the Escrow and Management Incentive Agreement; and (b) each Key Employee shall have an opportunity to earn additional amount from the Company depending on performance-based milestones set forth in the Escrow and Management Incentive Agreement;

WHEREAS, the Parent has obtained an insurance policy that provides coverage for the benefit of the Parent or its designee as named insured for breaches of any of the representations and warranties of the Company and the Sellers set forth herein (the “R&W Insurance Policy”).
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article 1

PURCHASE AND SALE

1.01    Purchase and Sale of Common Shares. On the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall each sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from Sellers, all outstanding Common Shares, free and clear of any Liens.

1.02    Consideration. The consideration for each Common Share to be acquired in the Acquisition shall be an amount in cash in U.S. dollars equal to the sum of (i) the applicable Per Share Closing Consideration for such Common Share, and (ii) the Per Share Additional Consideration, if any (such sum, the “Per Share Consideration”).

1.03    Effect on Options.

a.Upon the terms and subject to the conditions of this Agreement, immediately prior to the Closing, the Company shall (i) accelerate the vesting of all outstanding unvested Options, (ii) pay to each holder of In-the-Money Options that has elected to surrender his or her Options to the Company in accordance with Section 1.03(c) a cash payment in exchange therefor equal to the Closing Option Consideration (it being understood that any remaining Option Consideration shall be payable in accordance with Sections 1.06 and 1.07), and (iii) cancel and extinguish each Option that is not an In-the-Money Option, without any payment of any consideration therefor. The Company shall, prior to the Closing, take all actions necessary in order to effectuate the actions contemplated by this Section 1.03 and to ensure that no holder of Options shall have any rights on or after the Closing with respect to any Options, except as expressly provided in this Section 1.03; provided that such actions shall expressly be conditioned upon the consummation of the Acquisition and each of the other Transactions and shall be of no force or effect if this Agreement is terminated.
b.The Closing Option Consideration payable by the Company to the holders of In-the-Money Options pursuant to Section 1.03(a) above shall be paid through the Company’s payroll system within ten days following the Closing. Any remaining portion of the Option Consideration payable to the holders of In-the-Money Options shall be paid by the Company through the Company’s payroll system promptly following each such time as any such remaining portion of the Option Consideration becomes payable to such holder, if any.
c.Not less than ten (10) Business Days prior to the Closing Date, the Company shall (i) notify all holders of outstanding Options that such Options will terminate on the Closing without any payment of any consideration therefor other than any payment due in respect of In-the-Money Options in accordance with Section 1.03(a) and (ii) provide each holder of In-the-Money Options with the right to surrender his or her options to the Company in exchange for a cash payment pursuant to this Section 1.03 by executing and delivering to the Company notices (in a form reasonably satisfactory to Parent) of surrender of their Options no later than five (5) Business Days prior to the Closing Date (the “Option Surrender Notices”). The Company shall promptly deliver to Buyer, and in any case not less than three (3) Business Days prior to the Closing Date, copies of all Option Surrender Notices.
d.The Company shall, and Buyer shall cause the Company to, make an election under subsection 110(1.1) of the Income Tax Act (Canada), as amended (the “ITA”) in connection with the surrender of Options in accordance with this Section 1.03 and provide evidence in writing of such election in accordance with the prescribed requirements of the ITA.
e.No Person who is not a Seller may exercise any Option after the execution of this Agreement unless such Person executes a Joinder Agreement concurrently with such exercise.

1.04    Closing Calculations. Not less than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Parent a statement setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) a good-faith calculation of the Company’s estimate of Cash (the “Estimated Cash”), Closing Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”), Transaction Expenses (the “Estimated Transaction Expenses”), Company Transaction Expenses (the “Estimated Company Transaction Expenses”), Sellers Transaction Expenses (the “Estimated Sellers Transaction Expenses”) and (c) the Closing Consideration, the Closing Payment Amount (including the 111(4)(e) Amount and Reorganization Tax Liability) and the aggregate Closing Option Consideration (the “Estimated Closing Statement”), in each case with any amounts in Canadian dollars converted to U.S. dollars at the Applicable Spot Rate as of the fifth (5th) Business Day prior to the anticipated Closing Date. The Company shall make its accountants and other representatives available during the five (5) Business Days prior to the anticipated Closing Date to cooperate in good faith with the Parent and respond to any questions or requests that Parent may have with respect to the Estimated Closing Statement. After delivery of the Estimated Closing Statement, the Parent and its accountants and other representatives shall be permitted full access at reasonable times to review the Company’s and its Subsidiaries’ books and records and any work papers (subject to the Parent and its representatives entering into any reasonable undertakings required by the Company’s accountants in connection therewith) related to the preparation of the Estimated Closing Statement. The Parent and its accountants and other representatives may make reasonable inquiries of the Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Estimated Closing Statement arising in the course of their review thereof, and the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. Parent may object to any amounts set forth on the Estimated Closing Statement prior to the Business Day prior to the anticipated Closing Date, and the Company will consider in good faith any such objections and cooperate in good faith with the Parent to resolve any such objections and, if applicable, revise the Estimated Closing Statement to reflect any such resolutions. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement and the Accounting Principles. From the Reference Time until the Closing, the Company shall not, and shall not permit any other Group Company to, make any dividend or distribution of Cash or incur any Indebtedness or Transaction Expenses or use any Cash to pay any Transaction Expenses or any amount to any Seller Related Party or to repay any Indebtedness. If, as a result of a breach of the preceding sentence, Cash, Transaction Expenses or Indebtedness shall change between the Reference Time and the Closing, such changes shall be reflected in the calculation of Cash, Transaction Expenses and/or Closing Indebtedness (as the case may be) for purposes of the Estimated Closing Statement and the Closing Statement. Exhibit A sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Parent setting forth the various line items used (or to be used) in, and illustrating as if the Closing Date was the date set forth therein, the calculation of Cash, Closing Indebtedness and Net Working Capital prepared and calculated in accordance with this Agreement. The Reference Statement shall be for illustrative purposes only and only be used to govern format.

1.05    Final Closing Calculation. As promptly as reasonably possible, but in any event within sixty (60) days after the Closing Date, the Parent shall deliver to the Representative a statement showing the Cash, Closing Indebtedness, Net Working Capital, Transaction Expenses, Company Transaction Expenses, Sellers Transaction Expenses (the “Closing Statement”), in each case with any amounts in Canadian dollars converted to U.S. dollars at the Applicable Spot Rate as of the fifth (5th) Business Day prior to the anticipated Closing Date. Cash, Closing Indebtedness, Net Working Capital, Transaction Expenses, Company Transaction Expenses and Sellers Transaction Expenses shall be determined in accordance with this Agreement and the Accounting Principles. The calculations of Cash, Closing Indebtedness and Net Working Capital in the Closing Statement will disregard any effects on the Group Companies (including the assets and liabilities of the Group Companies) as a result of any financing or refinancing arrangements entered into by the Parent or its Affiliates or any other transaction entered into by the Parent or its Affiliates in connection with the consummation of the Transactions. For the avoidance of doubt, the 111(4)(e) Amount and the Reorganization Tax Liability shall not be adjusted in the Closing Statement. After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted full access at reasonable times to review the Company’s and its Subsidiaries’ books and records and any work papers (subject to the Representative and its representatives entering into any undertakings required by Parent’s accountants in connection therewith) related to the preparation of the Closing Statement. The Representative and its accountants and other representatives may make reasonable inquiries of the Parent, the Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Representative has any objections to the Closing Statement, the Representative shall deliver to the Parent a written statement (an “Objections Statement”) stating that the Representative believes the Closing Statement contains mathematical errors or was not prepared in accordance with this Agreement or the Accounting Principles and specifying in reasonable detail each item that the Representative disputes (each, a “Disputed Item”) and the amount in dispute for each Disputed Item and the reasons supporting the Representative’s positions. The Representative shall not challenge the Closing Statement on any other basis, and the Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to the preceding sentence. If an Objections Statement is not delivered to the Parent within forty-five (45) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties. The Representative and the Parent shall negotiate in good faith to resolve any Disputed Items, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Representative and the Parent shall submit such dispute to a nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representative (the “Dispute Resolution Firm”). Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts that are identified in the Objections Statement as being Disputed Items and that the Representative and the Parent were unable to resolve. The Dispute Resolution Firm’s determination shall be based solely on the definitions of Cash, Closing Indebtedness, Net Working Capital, Transaction Expenses, Company Transaction Expenses and Sellers Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.05 and the Accounting Principles. The Representative and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable. With respect to each Disputed Item, such determination, if not in accordance with the position of either the Parent or the Representative, shall not be in excess of the higher, nor less than the lower, of the disputed amounts set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Firm’s determination shall be based solely on the presentations by the Parent and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall be final and binding on and non-appealable by the Parties hereto. The costs and expenses of the Dispute Resolution Firm shall be allocated by the Dispute Resolution Firm between the Parent, on the one hand, and the Representative (on behalf of the Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Representative claims Closing Consideration is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Representative (for the benefit of the Sellers) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (for the benefit of the Sellers). The date on which the Representative is deemed to have agreed to, the Representative and Parent agree to, or the Dispute Resolution Firm determines, the Final Consideration, shall be the “Determination Date”.

1.06    Post-Closing Adjustment Payment.

a.If the Final Consideration exceeds the Closing Consideration (the lesser of such excess and the Escrow Amount, the “Difference”), the Parent shall promptly (but in any event within two (2) Business Days) following the Determination Date deliver to (i) the Paying Agent (for distribution to the Company Shareholders) the Company Shareholder Percentage of the Difference by wire transfer of immediately available funds to an account designated in writing by the Representative to the Parent and (ii) the Company (for distribution to the holders of the In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of the Difference by wire transfer of immediately available funds to an account designated in writing by the Company. Without limiting release of any Remaining Escrow Amount in accordance with Section 1.07(b), in no event shall the amount delivered by the Parent pursuant to this Section 1.06(a) exceed a cash amount equal to the Escrow Amount.
b.If the Final Consideration is less than the Closing Consideration, the Parent and the Representative (on behalf of the Sellers) shall promptly (but in any event within two (2) Business Days) following the Determination Date deliver a joint written instruction to the Escrow Agent to pay to the Parent the absolute value of such difference by wire transfer of immediately available funds from the Escrow Account to an account designated in writing by the Parent to the Representative and the Escrow Agent. Absent fraud or willful misconduct, the liability of the Sellers for any amounts due to Parent pursuant to this Section 1.06(b) shall not exceed the Escrow Amount.

1.07    Escrow Account
a.At the Closing, pursuant to Section 2.02(c), the Parent shall deposit $5,000,000 (such amount, the “Escrow Amount”) in immediately available funds into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement, in a customary form to be agreed to between the Escrow Agent, Parent, the Company and the Representative, in each case, acting reasonably, to be entered into on the Closing Date by the Parent, the Representative and the Escrow Agent (the “Escrow Agreement”). Absent fraud or willful misconduct, the Escrow Account shall serve as security for, and the sole source of payment of, the Parent’s right to payment pursuant to Section 1.06(b). All fees, costs and expenses of the Escrow Agent pursuant to the Escrow Agreement shall be paid from the Escrow Account.
b.Promptly following the Determination Date, if there are any amounts remaining in the Escrow Account after the payment of the amounts required pursuant to Section 1.06(b) (the “Remaining Escrow Amount”), the Parent and the Representative shall promptly (but in any event within two (2) Business Days) following the Determination Date deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver to (i) the Paying Agent (for distribution to the Company Shareholders) the Company Shareholder Percentage of the Remaining Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Representative to the Parent and (ii) the Company (for distribution to the holders of the In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of the Remaining Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Company.

1.08    Withholding. Each Party acknowledges and agrees that under the ITA and any other provision of applicable Tax Law, assuming that the representations and warranties in this Agreement are true and correct, other than with respect to the payment of the Closing Option Consideration, no consideration payable, issuable or otherwise deliverable pursuant to this Agreement will be subject to withholding Taxes. Except with respect to the Closing Option Consideration, to the extent that a Party becomes aware that any consideration payable under this Agreement may be subject to withholding

Taxes, it shall promptly notify the other Party and the Parties shall cooperate in good faith to minimize or eliminate the amount of such withholding Taxes. Notwithstanding the foregoing, each of the Parent, the Buyer, the Escrow Agent, the Company and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the ITA, the Code or any other applicable Tax Law. To the extent that any amounts are so deducted or withheld and timely paid over to the applicable Tax authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parent, the Buyer, the Escrow Agent, the Company or the Paying Agent shall remit or cause to be remitted, such withheld amounts to the appropriate Governmental Entity.

ARTICLE II

THE CLOSING

2.01    The Closing. The closing of the Transactions (the “Closing”) shall take place by electronic delivery or release of documents, at 10:00 a.m. New York City time on the third (3rd) Business Day following satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed in writing by the Parent and the Company. The date and time of the Closing are referred to herein as the “Closing Date.”
2.02    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at or prior to the Closing:
a.the Parent shall cause Buyer to deliver to the Paying Agent a cash amount by wire transfer of immediately available funds into an account designated by the Representative equal to the Closing Payment Amount payable to the Company Shareholders at the Closing for distribution to such Company Shareholders in accordance with Section 1.02(a) (provided that any Option Loans shall be automatically repaid to the Company at the Closing out of the portion of the Closing Payment Amount otherwise payable to the applicable Sellers);
b.in accordance with Section 1.03, the Parent shall cause Buyer to advance the Closing Option Consideration set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the account designated in writing by the Company, and the Company shall use such funds to pay the Closing Option Consideration in accordance with Section 1.03(a);
c.the Parent shall cause Buyer to deposit the Escrow Amount into the Escrow Account in accordance with the Escrow Agreement;
d.in accordance with Section 11.01(e), the Parent shall cause the Buyer to deposit the Expense Fund to an account designated by the Representative;
e.the Parent shall cause Buyer to advance amounts as one or more loans to the applicable Group Company and, at their direction and on their behalf, use such funds to repay, or cause to be repaid, on behalf of the Group Companies, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter;
f.the Parent and the Company shall make such other deliveries as are required by Article VIII hereof;
g.the Parent shall cause Buyer to advance amounts as one or more loans to the applicable Group Company and, at their direction and on their behalf, use such funds to pay, or cause to be paid, on behalf of the Company, the Company Transaction Expenses by wire transfer of immediately available funds as directed by the Company, as such amounts are set forth in the pay-off, termination and discharge letters delivered to the Parent by the Company setting forth the Company Transaction Expenses at least three (3) Business Days prior to the Closing Date, which letters shall be in form and substance reasonably satisfactory to the Parent; and
h.the Parent shall cause Buyer to pay, on behalf of the applicable Sellers, the Sellers Transaction Expenses by wire transfer of immediately available funds as directed by the Company, as such amounts are set forth in the pay-off, termination and discharge letters delivered to the Parent by the Company setting forth the Sellers Transaction Expenses at least three (3) Business Days prior to the Closing Date, which letters shall be in form and substance reasonably satisfactory to the Parent (it being understood that the amounts paid on behalf of the applicable Sellers pursuant to this Section 2.02(h) constitute additional consideration for such Sellers’ Common Shares).

2.03    Drag Along Notice. As promptly as practicable and in any event within seven (7) Business Days following the date hereof, the Company shall, on behalf of the Sellers, prepare and deliver a letter (a “Drag Along Notice”)) to each holder of Common Shares, providing such Persons with a brief information statement regarding the Company and the Transactions. The Company shall afford the Buyer a reasonable opportunity to review and comment upon such letter prior to such delivery and shall consider in good faith the Buyer’s comments with respect to the Drag Along Notice. The Drag Along Notice shall expressly require such holder to sell his, her or its Common Shares pursuant to the terms herein. If, within ten (10) Business Days following the delivery of the Drag-Along Notice, any such holder has not voluntarily executed a Joinder Agreement, then (i) the Company shall execute such Joinder Agreement and any other required documentation on behalf of such holder and as such holder’s attorney-in-fact in accordance with the terms of the Prior Shareholders’ Agreement and (ii) such holder shall be deemed a “Seller” hereunder and shall be bound by the terms and conditions herein with respect to his, her or its Common Shares.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in writing in the corresponding section of Article III of the Company Disclosure Schedules, or in another section of Article III of the Company Disclosure Schedules to the extent that the relevance thereof would be reasonably apparent on its face that such disclosure is applicable to such section of Article III of the Company Disclosure Schedules, the Company represents and warrants to the Parent and the Buyer, as of the date hereof and as of the Closing, as follows:

3.01    Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Canada. The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing (where such concept is recognized) in every jurisdiction where it is required to qualify, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the Organizational Documents, and the Company is not in violation of any provision of such Organizational Documents.
3.02    Subsidiaries. Schedule 3.02 accurately sets forth each Subsidiary of the Company, its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all of the shares in the capital of each such Subsidiary or other equity interests issued thereby. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted. Each Subsidiary is qualified to do business and is in good standing (where such concept is recognized) in every jurisdiction in which it is required to qualify, except in each such case where the failure to hold such power and authority, authorizations, licenses and permits or to be so qualified and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the organizational documents of each of the Company’s Subsidiaries as currently in effect, and none of such Subsidiaries is in violation of any provision of such organizational documents. Neither the Company nor any of its Subsidiaries owns or holds the right (or is, or may under any existing Contract become, subject to any obligation) to acquire any shares, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or entity that is not a Group Company.
3.03    Authorization; No Breach; Valid and Binding Agreement
a.The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Acquisition, have been duly and validly authorized by all requisite corporate action and action by the holders of Common Shares, Options or any other interests in the Company, and no other corporate proceedings on its part or on the part of any such holder, whether under the Organizational Documents, the Prior Shareholders’ Agreement or otherwise, are necessary to authorize the execution, delivery or performance of this Agreement by the Company and the Sellers. Upon consummation of the Acquisition, the Buyer will own 100% of the equity of the Company on a fully diluted basis free and clear of any Liens and no other Person will own any equity interests in the Company or any options or other rights in respect thereof.
b.Except for compliance with and filings under the Investment Canada Act, and the HSR Act, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the Transactions do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company, (ii) except as disclosed on Schedule 3.03(b), require any consent of or other action by any Person or the Company or any of its Subsidiaries under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract, (iii) violate any Law or Order to which any of the Group Companies is subject or by which any of their respective properties or assets are bound or affected, (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Group Companies, except where the failure of any of the representations and warranties contained in clause (ii) or (iv) above to be true would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
c.Assuming that this Agreement is a valid and binding obligation of the Parent and the Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.04    Capitalization
a.The authorized capital of the Company consists of an unlimited number of Common Shares, of which an unlimited number are designated as Series A Voting Common Shares, an unlimited number are designated as Series B Voting Common Shares, an unlimited number are designated as Series C Voting Common Shares and an unlimited number are designated as Non-Voting Common Shares. Of the authorized capital of the Company, as of the date hereof, (i) 4,549,664 Series A Voting Common Shares are issued and outstanding, (ii) 2,004,416 Series B Voting Common Shares are issued and outstanding, (iii) 4,939,321 Series C Voting Common Shares are issued and outstanding, and (iv) 212,815 Non-Voting Common Shares are issued and outstanding. All the issued and outstanding Common Shares have been and are duly authorized and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of applicable securities laws or pursuant to valid exemptions therefrom. Except for the exercise or conversion rights that attach to the Options that are listed on Schedule 3.04(b), on the date hereof there are no Common Shares or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire Common Shares or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares or securities. No Seller is entitled to, nor were any securities issued in violation of, any preemptive rights, purchase option, call option, right of first refusal or similar rights to subscribe for Common Shares under any provision of the CBCA, the Organizational Documents or any agreement to which any Group Company is party or otherwise bound. No Subsidiary owns any Common Shares or any other equity security of the Company.
b.Schedule 3.04(b) sets forth, as of the date hereof, a true and complete list of (1) each holder of Common Shares, including the address of and the number of Common Shares held by such holder, (2) each holder of Options outstanding as of November 18, 2020, specifying, on a holder-by-holder basis (i) the name of each holder, (ii) the number of shares subject to the Options held by such holder, (iii) the grant date of such Options, (iv) the vesting schedule of such Options, (v) the exercise price for such Options, (vi) the expiration date of such Options, (vii) whether any Option is intended to qualify as an “incentive stock option” under Section 422 of the Code and (viii) the plan under which such Option was granted. Schedule 3.04(b) contains a true and complete copy, as of November 18, 2020, of the historical ledger of Options, including the names of the grantees, the date of grant, the number of Common Shares that were subject to the grant of such Options, vesting schedule, exercise price, and the number of shares, exercise date and exercise price, as applicable, of Common Shares exercised or forfeited upon expiration, termination or exercise of such Options. The exercise price of each Option equals or exceeds the fair market value as of the applicable grant date of a Common Share underlying such Option.
c.Except as set forth in Schedule 3.04(c), there are no (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares in the capital of the Company or any of its Subsidiaries or other voting or equity interests in the Company or any of its Subsidiaries, (ii) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares in the capital of the Company or any of its Subsidiaries or other voting or equity interests in the Company or any of its Subsidiaries, (iii) (x) outstanding or authorized appreciation rights, rights of first offer, performance shares or “phantom” share rights or (y) other agreements or obligations of any character (contingent or otherwise), in each case, pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, or share price performance or other attribute of the Company or any of its Subsidiaries or any of their businesses or assets or calculated in accordance therewith or (iv) outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares.
d.Schedule 3.04(d) sets forth the outstanding Indebtedness of the Company and its Subsidiaries, and there are no outstanding guarantees by the Company or any of its Subsidiaries of Indebtedness of any other Person.
e.Neither the Company nor any of its Subsidiaries owns any shares in the capital of, or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares in the capital of, or other voting or equity interests in), any Person other than wholly owned Subsidiaries of the Company (collectively, “Third-Party Interests”). Neither the Company nor any of its Subsidiaries has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in, or equity contribution or similar advance to, any Person.

3.05    Financial Statements
a.Verafin Inc.’s unaudited consolidated balance sheet as of September 30, 2020 (the “Latest Balance Sheet”) and the related statement of income for the nine-month period then ended and the Verafin Inc.’s audited consolidated balance sheet and statements of operations, shareholders’

equity and cash flows for the fiscal years ended December 31, 2019, 2018 and 2017 (the foregoing audited and unaudited financial statements, collectively, the “Financial Statements”) (i) have been prepared in accordance with ASPE, consistently applied, (ii) have been prepared from and are in accordance with the books and records of Verafin Inc. and its Subsidiaries and (iii) present fairly in all material respects the consolidated financial condition and results of operations of Verafin Inc. and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items (neither of which, if presented, would differ materially from those presented in the Audited Financial Statements) and (ii) changes resulting from normal year-end adjustments (none of which would be material individually or in the aggregate). The Company has provided the Parent with true and complete copies of the Financial Statements in Schedule 3.05(a).
b.The Company and its Subsidiaries have devised and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with the general and specific authorization of the management of the Company and (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with ASPE and to maintain proper accountability for items.
c.The Company and its Subsidiaries have maintained all deposits and balances as required by the terms and conditions of all applicable Contracts.

3.06    Absence of Certain Developments; Undisclosed Liabilities
a.During the period from December 31, 2019 to the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business, (ii) there has not been any change, effect, event, circumstance, condition, occurrence, state of facts or development that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (iii) none of the Group Companies has:
i.made a commitment, taken, authorized or agreed to take, any action or event that, if made, taken, authorized or agreed, in each case, after the date hereof, would constitute a breach of Section 6.01(d), (o), (s), (t) or (u);
ii.effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization;
iii.subjected any material portion of its properties or assets to any Lien, except for Permitted Liens;
iv.sold, assigned or transferred any material portion of its assets, except for sales of obsolete assets or assets with de minimis or no book value;
v.sold, assigned or transferred any material Intellectual Property Rights;
vi.made any material capital investment in, or any material loan to, any other Person, except in the Ordinary Course of Business;
vii.amended or authorized the amendment of its organizational documents; or

viii.suffered any material damage, destruction or other casualty loss with respect to material property owned by any Group Company that is not covered by insurance.

b.No Group Company has any Liability except for Liabilities (i) accrued or specifically reserved against in the Latest Balance Sheet, (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet consistent with the type reflected or reserved for in the Financial Statements (and none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), or (iii) incurred in connection with this Agreement or the Transactions.

3.07    Title to Assets; Sufficiency
a.Each of the Group Companies has good, valid and marketable title to, or a valid leasehold interest in or valid license to, each of its assets and properties reflected in the Financial Statements or that are used or held for use in connection with, necessary for the conduct of, or otherwise material to its business (the “Assets”), in each case, free and clear of any Lien, except for Permitted Liens and Liens as disclosed in Schedule 3.07(a). Any Permitted Liens and Liens as disclosed in Schedule 3.07(a), in each case, on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by any of the Group Companies or materially detract from the value of any such Asset.
b.The Assets constitute all of the material properties and assets used or held for use for the conduct of the business of the Company and its Subsidiaries and as of the Closing the Assets will constitute all of the assets necessary and sufficient to conduct the business, activities and operations of the Company and its Subsidiaries in all material respects as currently conducted and as conducted during the past six months by the Company. To the knowledge of the Company, there are no facts or conditions affecting any Assets that, with or without notice or the lapse of time, or both, would reasonably be expected, individually or in the aggregate, to interfere in any material respect with the use, occupancy or operation of such Assets.

3.08    Real Property
a.Schedule 3.08(a) sets forth a list of all real property to which any Group Company has a valid and existing leasehold interest (collectively, the “Leased Realty”). The Company has provided the Parent with true and complete copies of all Leases as currently in effect.
b.The Company or one of its Subsidiaries possesses valid and existing leasehold interests in the Leased Realty pursuant to the leases set forth on Schedule 3.08(a) (the “Leases”), free and clear of any Liens except Permitted Liens.
c.There is no, and has never been, any Owned Real Property.

3.09    Tax Matters
a.Each of the Group Companies has filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file validly obtained), and all such Tax Returns are true and complete in all material respects. All Taxes shown as owing by the Group Companies on all such Tax Returns have been fully paid and all other material Taxes otherwise due from a Group Company have been paid.
b.The Latest Balance Sheet reflects adequate accruals and reserves for all material Taxes payable by the Group Companies for all taxable periods (and portions thereof) through the date of the Latest Balance Sheet, and the unpaid Taxes of the Group Companies do not exceed those accruals or reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns. Since the date of the Latest Balance Sheet, none of the Group Companies has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in ASPE, outside the Ordinary Course of Business.
c.All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely paid, settled or properly accrued in accordance with ASPE in the Latest Balance Sheet.
d.No Group Company is the subject of a Tax audit, examination or other proceeding with respect to any material Taxes of any such Group Company and to the knowledge of the Company, no such audit, examination or other proceeding has been threatened in writing.
e.No Group Company (i) is a party to, bound by, or obligated under any Tax sharing, allocation or similar agreement (other than an agreement entered into in the Ordinary Course of Business that is not primarily related to Taxes), (ii) is or was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group the common parent of which is a Group Company), (iii) has any material liability for Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, or (iv) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), private letter ruling, or other written agreement with a Governmental Entity regarding Taxes or Tax matters.
f.There are no outstanding agreements or consents extending or waiving (or having the effect of extending or waiving) the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from any

Group Company for any taxable period and no request for any such waiver or extension is currently pending.
g.No U.S. Group Company has participated in a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
h.Since January 1, 2015, no claim that remains pending has been made by any Tax authority in writing, in a jurisdiction where any Group Company has not filed a Tax Return, that it is or may be subject to Tax by such jurisdiction.
i.No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
j.No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) reserve or credit claimed in respect of any taxable period ending on or before the Closing, or (v) any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date.
k.Each of the Group Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, creditor, shareholder, non-resident or other third party.
l.There are no Liens for material Taxes upon the assets or properties of any Group Company, other than Permitted Liens.
m.Each of the Group Companies is in material compliance with all applicable Tax Laws relating to transfer pricing.
n.No Group Company is a “controlled foreign corporation” as defined in Section 957 of the Code.
o.There are no transactions or events that have resulted in, and no circumstances existing, which could result in the application to any Group Company of sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable Tax Law.
p.No Group Company has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with such Group Company the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in the Group Company’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.
q.No Group Company has acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in the Group Company becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.
r.Each Group Company has charged, collected, withheld, deducted and remitted on a timely basis all Taxes as required under any applicable Law on any sale, supply or delivery whatsoever, made by it, and each such corporation is validly registered as a vendor with the relevant Governmental Entities for the collection of such Taxes. All input tax credits, refunds, rebates and similar adjustments of Taxes claimed by each Group Company has been validly claimed and correctly calculated as required by Law, and each such corporation has retained all documentation prescribed by applicable Law to support such claims. Where applicable, each Group Company (i) has obtained all required information and documentation to support any zero-rating treatment of its supplies, and (ii) has been furnished with valid exemption certificates or their equivalent and has retained all such records and supporting documents in the manner required by applicable Law.

3.10    Contracts and Commitments
a.Except as set forth in Schedule 3.10(a) and agreements entered into by any Group Company after the date hereof in accordance with Section 6.01, no Group Company is party to or bound by, nor are any of the Assets subject to, any:
i.Contract or indenture relating to Indebtedness (including Indebtedness of the Group Companies or in respect of which any Group Company is an obligee) or any letters of credit or similar instruments issued for the account of any Group Company or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Group Companies;
ii.lease or Contract under which it is lessee, or holds or operates any personal property or real property owned by any other party;
iii.lease or Contract under which it is lessor of or permits any third party to hold or operate any personal property or real property;
iv.Contract or group of related Contracts, excluding one-time purchase orders that are not automatically renewable by their terms, with the same party for the purchase of products or services that provide for annual payments by the Group Companies in excess of $1.5 million or requiring payments in excess of $3 million over the life of the Contract or group of related Contracts;
v.Contract or group of related Contracts with a customer that provides annual net revenues to the Group Companies in excess of $1.5 million or requiring payments in excess of $3 million over the life of the Contract or group of related Contracts;
vi.Contract relating to any business acquisition, or material acquisition of the shares or assets of another Person, completed or terminated by any Group Company within the last five (5) years or that is currently pending;
vii.(A) Contract pursuant to which a Group Company licenses or is otherwise permitted by a third party to use or register any material Intellectual Property Rights (other than any “shrink wrap,” “commercially available software package,” “click through” license or off-the-shelf Software licenses commercially available on standard terms), or (B)

Contract pursuant to which a third party licenses or is permitted to use or register any Company-Owned IP Rights (other than licenses granted in the Ordinary Course of Business, including in connection with the sale or licensing of any products or services), in each case of clauses (A) and (B) that involved aggregate payments by or to the Group Companies in excess of $1.5 million during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet or in excess of $3 million over the life of the Contract;
viii.Contract with a Specified Reseller or that contains any revenue sharing or profit sharing provision;
ix.other than purchase and sale orders received by the Group Companies in the Ordinary Course of Business, any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, in each case, with any Specified Customer or Specified Vendor;
x.Contract that (A) restricts the Company or a Subsidiary from engaging in any line of business, developing, marketing or distributing products or services or obligates the Company or a Subsidiary not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of Parent or its Affiliates (including the Company) from engaging in any line of business after the Closing, (B) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates (including the Company) after the Closing, (C) contains any “most favored nation” provision or grants to any Person a right of first refusal, a right of first refusal, right of first offer or an option to purchase, acquire, sell or dispose of any Assets (other than inventory in the Ordinary Course of Business) or (D) prohibits the Company or any of its Subsidiaries, or that would prohibit Parent or any of its Affiliates

(including the Company) after the Closing, from hiring or soliciting for hire any group of employees or customers;
xi.collective bargaining agreement with respect to its employees;
xii.Contract relating to any interest rate, foreign exchange, derivatives or hedging transaction;
xiii.Contract that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the Ordinary Course of Business;
xiv.Contract with any Governmental Entity, or Order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject;
xv.Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person;
xvi.partnership, joint venture, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);
xvii.settlement agreements entered into within the past three (3) years; or
xviii.Contract for the provision of services by a Group Company where the potential indemnification liability of such Group Company (A) exceeds four (4) times the annual amount of fees payable to such Group Company under such Contract, or (B) may be uncapped (other than with respect to claims relating to infringement of Intellectual Property Rights of any other Person or acts of gross negligence, willful misconduct or fraud by such Group Company).
b.The Parent has been supplied with true and complete copies of all written Contracts that are referred to on Schedule 3.10(a) (collectively, the “Material Contracts”). Each Material Contract is in full force and effect and is a valid and binding obligation of, and enforceable against, the Group Company that is a party thereto and, to the knowledge of the Company, is a valid and binding obligation of, and enforceable against, each other party thereto.
c.No Group Company has in any material respect, violated or breached, or committed any default under (or is alleged to be in default or breach in any material respect under), any Material Contract. To the knowledge of the Company, no other Person has, in any material respect violated or breached, or committed any default under (or is alleged to be in default or breach in any material respect under), any Material Contract. No event or circumstance has occurred and is continuing through any Group Company’s actions or inactions that would result in a material violation or breach of any of the provisions of any Material Contract.
d.The Company has delivered a true and complete copy of the Group Companies’ form of master services agreement to Parent. Schedule 3.10(d) sets forth a summary of each Contract entered into by any Group Company pursuant to which such Group Company provides services and which contains terms that deviate from the terms set forth in the Group Companies’ form of master services agreement. Each such summary is accurate in all material respects.
3.11     Intellectual Property; Information Technology; Privacy
a.Schedule 3.11(a) sets forth a list as of the date hereof of all Patents, registered Marks, registered Copyrights and domain name registrations included in the Company-Owned IP Rights (the “Company Registered IP”) as well as any Intellectual Property Rights that have a security interest registered against them. Schedule 3.11(a) includes the status of all Company Registered IP, including any due dates and deadlines for fees, payments or steps that must be taken with respect to the Company Registered IP in the next twelve (12) months.
b.Except as disclosed in Schedule 3.11(b), the Company and its Subsidiaries, as the case may be, exclusively own all Company-Owned IP Rights free and clear of all Liens (other than Permitted Liens). The Company Registered IP is subsisting and, to the knowledge of the Company, not invalid or unenforceable. The Company and its Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP, except in each case as the Company or its Subsidiaries has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.
c.None of the Company Registered IP is subject to any Order adversely affecting the use thereof or rights thereto by the Company or its Subsidiaries. There is no opposition or cancellation Action pending against the Company or its Subsidiaries concerning the ownership, validity or enforceability of any Company Registered IP (other than ordinary course proceedings related to the application for any item of Company-Owned IP Rights).
d.The Company and its Subsidiaries own, license, sublicense, or otherwise possess legally enforceable and sufficient rights to all Intellectual Property Rights and other intangible assets necessary to conduct the business of the Company and its Subsidiaries immediately following the Closing in all material respects in substantially the same manner as such businesses are conducted as of the date hereof. The Company and its Subsidiaries may exercise, transfer, or license the Company IP Rights and such other intangible assets owned, or purported to be owned, by, or licensed to, the Company or any of its Subsidiaries (other than any “shrink wrap”, “commercially available software package,” “click through” license or off-the-shelf Software licenses commercially available on standard terms), without restriction or payment to any Person. Neither this Agreement nor any of the Transactions will restrict or impair the right of the Company or its Subsidiaries to transfer, alienate, enforce or license any Company-Owned IP Rights or other such intangible asset owned, or purported to be owned, by the Company or any of its Subsidiaries as such right exists as of the date hereof.
e.The consummation of the Transactions will not cause (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company IP Rights, (ii) the grant of any rights or licenses to any Company-Owned IP Right or Intellectual Property Rights owned by Parent, or (iii) additional payment obligations by the Company or its Subsidiaries in order to use or exploit any Company IP Rights to the same extent as Company and its Subsidiaries were permitted before the date of this Agreement.
f.To the knowledge of the Company, since the date that is six (6) years prior to the date of this Agreement, there has been, and as of the date hereof, there is, no infringement or misappropriation, or other violation by a third party, or written allegation made by the Company or any of its Subsidiaries, of any Company-Owned IP Rights.
g.The operation of the business of the Company or any of its Subsidiaries as currently conducted as of the date hereof, and as will be conducted immediately following the Closing, and the operation of the business of the Company or any of its Subsidiaries as conducted since the date that is six (6) years prior to the date of this Agreement, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. Neither the Company nor any of its Subsidiaries has received any written notice since the date that is six (6) years prior to the date of this Agreement alleging that the operation of the business of the Company or any of its Subsidiaries infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other Person.
h.The Company and its Subsidiaries have secured from all founders, consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Rights for the Company (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Contributors’ Intellectual Property Rights that can be assigned. No Contributor owns or, to the knowledge of the Company, claims any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights developed by the Contributor for the Company or its Subsidiaries. Without limiting the foregoing, the Company has obtained, and maintained copies of, written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments, and waivers of such rights that cannot be assigned, from all current and former Contributors.
i.The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights (except for any Company IP Rights whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the knowledge of the Company, there have been no material unauthorized uses or disclosures of any such Trade Secrets.
j.Neither the Company nor its Subsidiaries has combined Open Source Software with any Software, the copyright in which is owned by the Company or its Subsidiaries (the “Business Software”), and distributed such combined Software such that such Business Software would become subject to the terms of the license under which such Open Source Software is licensed that require the disclosure or distribution to any Person or the public of any portion of the source code for such Business Software. The Company and its Subsidiaries are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Company or any of its Subsidiaries, including notice and attribution obligations. Neither the Company nor its Subsidiaries has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Business Software to any escrow agent or other Person who is not an employee or consultant and acting on behalf of the Company or its Subsidiaries.
k.Except as disclosed in Schedule 3.11(k), there has been no disclosure of any Business Software other than through licensing of object code versions in the ordinary course of business. Each copy so distributed is the subject of an existing and enforceable license agreement. Each Person having received source code or data relating to any Software distributed by the Company is bound by an appropriate confidentiality and non-disclosure agreement with respect to such Software and, to the Company’s knowledge, there are no breaches of any such agreements or any threatened disputes or disagreements with respect to them.
l.Schedule 3.11(l) sets forth a list of Software owned by, and material Software licensed to or used by, the Company or its Subsidiaries for which the Company or its Subsidiaries have in their possession copies of the source code. Except for Open Source Software, the Company or its Subsidiaries have treated such Software as confidential and proprietary business information, and have taken all reasonable steps to protect the same as their Trade Secrets. Such Software does not contain any undisclosed program routine, device or other feature, including viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Software, or any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data, provided that, in respect of any Software not owned by the Company, the foregoing representation and warranty is made to the knowledge of the Company.
m.The information technology systems function, operate, process and compute in accordance with all applicable laws, industry standards and trade practices, in all material respects. The information technology systems operate and perform in all material respects in accordance with their documentation and functional specifications. The information technology systems have not materially malfunctioned or failed within the past three (3) years.
n.Except as disclosed in Schedule 3.11(n), since the date that is three (3) years prior to the date of this Agreement, (i) there have been no material breaches of security safeguards (including but not limited to any loss of, unauthorized access to or unauthorized disclosure of data, encryption event or the unauthorized deployment of viruses or malware) in the information technology systems used in the business of the Company or any of its Subsidiaries, (ii) there have been no material disruptions in any such information technology systems that adversely affected the operations of the business of the Company or any of its Subsidiaries, and (iii) there have been no threatened or actual claims against the Company or any of its Subsidiaries resulting from any such breach of security safeguards or disruptions. The Company and its Subsidiaries have a written information security program in place, consistent with current industry standards and practices, in all material respects, to ensure that (i) Personal Data, and all information technology systems are adequately safeguarded and (ii) all information technology systems will be continuously available and functioning normally in the event of any malfunction of, any suspension or cessation in the operation of, or other form of disaster affecting, the information technology systems. Such program includes, at minimum, policies, procedures and systems addressing information security, cybersecurity risk management, vendor management, employee training, business continuity and disaster recovery, data and system backup and data breach response, including the recording and reporting of data breaches.
o.The Company and its Subsidiaries have at all times complied, and presently comply, with applicable Privacy Requirements, in all material respects. Neither the Company nor its Subsidiaries have, since the date that is three (3) years prior to the date of this Agreement, (i) received any notice (written or otherwise) from any applicable Governmental Entity alleging a violation of any Privacy Requirements by the Company or its Subsidiaries, nor has the Company or its Subsidiaries been threatened (in writing or otherwise) to be charged with any such violation by any Governmental Entity; (ii) to the knowledge of the Company, been subject of an investigation, audit or other inquiry from a Governmental Entity regarding non-compliance with Privacy Requirements, (iii) received any notice (written or otherwise) from any third-party alleging non-compliance with Privacy Requirements or the Company or its Subsidiaries privacy policies. All information furnished to customers, prospective customers, insurers or other third parties regarding the Company and its Subsidiaries compliance and compliance programs related to the Privacy Requirements have been complete and accurate in all material respects.
p.The Company and its Subsidiaries have (x) taken appropriate actions (including implementing reasonable technical, physical or administrative safeguards) to protect Personal Data in their possession or under their control against any unauthorized use, access or disclosure and (y) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the business that obligate such persons to comply, in all material respects, with all applicable Privacy Requirements and to take steps to protect and secure Personal Data from loss, theft, misuse or unauthorized use, access, modification or disclosure. To the knowledge of the Company, except as disclosed in Schedule 3.11(p), since the date that is three (3) years prior to the date of this Agreement, there has been no unauthorized use, access, disclosure, or other security incident of or involving Personal Data collected, used in connection with or under the control of the business of the Company or any of its Subsidiaries. Since the date that is three (3) years prior to the date of this Agreement, the Company and its Subsidiaries have had, and presently have, in place a privacy policy or policies governing the collection, use, disclosure and protection of Personal Data by the Company and its Subsidiaries, and have collected, used, disclosed and protected Personal Data in accordance with such policy or policies, in all material respects.
q.In carrying on the business the Company and its Subsidiaries have, in all material respects, complied at all times with the applicable requirements under CASL.
r.The Computer Systems adequately meet the data processing and other computing needs of the business and operations of the Company and its Subsidiaries as presently conducted. The Computer Systems function, operate, process and compute in accordance with all applicable laws, and consistent with industry standards and practices, in all material respects.
s.The Company and its Subsidiaries have measures in place, consistent with current industry standards and practices, to ensure that the Computer Systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data files comprised by the Computer Systems. The Company and its Subsidiaries have and maintain an accurate and confidential listing of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by the Company, its Subsidiaries and their respective employees to the system programs and data files comprised by the Computer Systems. The data processing and data storage facilities used by the Company and its Subsidiaries in connection with the operation of the business of the Company or any of its Subsidiaries are adequately and properly protected consistent with current industry standards and practices.
t.The Company and its Subsidiaries have and maintain back-up systems and disaster recovery and business continuity plans, consistent with current industry standards, to adequately and properly ensure the continuing availability of the functionality provided by the Computer Systems in the event of the malfunction of, or other form of disaster affecting, the Computer Systems.
3.12    Litigation. There is no material charge, claim, cross-claim or third-party claim, complaint, legal action, suit, arbitration, prosecution, investigation, inquiry, hearing or proceeding (whether civil, criminal, regulatory or otherwise or federal, provincial, state, local or foreign) (“Action”) pending, at Law or in equity, or before or by any Governmental Entity, court or quasi-

judicial or administrative agency or official of any federal, provincial, state, local or foreign jurisdiction, arbitrator or mediator, or, to the knowledge of the Company, threatened in writing against or affecting any Group Company or their respective properties, employees, Assets or business. No Group Company is subject to any material settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”) affecting any of the Company, its Subsidiaries or the Assets.
3.13    Governmental Consents, etc. Except for compliance with and filings under the Investment Canada Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (a) the Company is not required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Transactions and (b) no material consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.
3.14    Employee Benefit Plans
a.Schedule 3.14(a) sets forth, as of the date hereof, each Company Plan. With respect to each Company Plan, the Company has provided or made available to the Parent or its representatives prior to the date hereof true and complete copies, as applicable, of: (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series) or other annual regulatory filing, (iii) the most recent financial statements and actuarial reports and (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of the Code.
b.No Company Plan is a Multiemployer Plan, Multiple Employer Plan or a plan that is subject to Title IV of ERISA. No Company Plan is a “registered pension plan” as that term is defined in Section 248(1) of the ITA. No Company Plan provides health or other welfare benefits to former employees of the Group Companies other than health continuation coverage pursuant to COBRA or other applicable Law.
c.Each Company Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. All amounts due and owing under any Company Plan have been paid in full or accrued up to the Closing Date. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Plan on which the Company can rely and nothing has occurred, whether by action or failure to act, that would reasonably be expected to affect the qualified status of any such Company Plan.
d.There are no actions, suits, claims or disputes pending, or, to the knowledge of the Company, threatened, anticipated or expected to be asserted against or with respect to any Company Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims).
e.No material liability under Title IV of ERISA has been or, to the knowledge of the Company, is reasonably expected to be incurred by the Group Companies. Without limiting the generality of the foregoing, none of the Group Companies or any of their respective ERISA Affiliates has ever maintained or contributed to an employee benefit plan that is subject to Title IV of ERISA.
f.The Group Companies have not engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Group Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
g.Except as may be set forth in the terms of the Options provided prior to the date hereof to Parent, neither the execution and delivery of this Agreement nor the consummation of the Transactions would (either alone or in conjunction with any other event) (i) cause the accelerated vesting, funding or delivery of, increase the amount or value of, or result in, any payment or benefit to any employee, officer or director of the Group Companies, or (ii) result in any limitation on the right of any of the Group Companies to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
h.Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has, in all material respects, been maintained and operated in documentary and operational compliance with Section 409A of the Code and the regulations thereunder.
3.15    Insurance. Schedule 3.15 lists each material insurance policy maintained by the Group Companies as of the date hereof. The Company has provided true and complete copies of all such policies. All of the insurance policies of the Group Companies are in full force and effect, no notice of cancellation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a material breach or default or permit termination or modification of any such policies. Since January 1, 2018, the Company and its Subsidiaries have complied in all material respects with the terms and conditions of such policies. There is no material claim by or with respect to the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and the Company and its Subsidiaries have otherwise materially complied with the terms and conditions of such policies. To the knowledge of the Company, since the time any such policies were last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under any of such policies.

3.16    Compliance with Laws
a.Each of the Group Companies is, and during the five (5)-year period prior to the date of this Agreement, has been, in compliance with all applicable Laws of applicable Governmental Entities, in each case, in all material respects.
b.The Group Companies have implemented and maintain a corporate ethics and compliance program consistent with established guidelines for such programs the OECD Good Practice Guidance on Internal Controls, Ethics, and Compliance. No Group Company has been informed by any Governmental Entity that it or any director, officer, employee, agent, Affiliate or representative of any Group Company is under investigation related to the violation of any applicable Laws (regardless of whether such violation would constitute a criminal, civil, administrative or other violation). During the five (5)-year period prior to the date of this Agreement, no Group Company has received any allegation by any Person or has reasonable cause to believe that the Group Company or any director, officer, employee, agent, Affiliate or representative has violated applicable Laws or company compliance policies, in any material respects, or which violations were not remediated in a timely and proper manner, in the performance of its business.
c.Without limiting the other provisions of this Section 3.16, the Company and its Subsidiaries are and, during the five (5)-year period prior to the date of this Agreement, have been, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada) and other federal, foreign, or state anti-corruption or anti-bribery Laws or requirements applicable to the Company or its Subsidiaries (the “Anti-Bribery Laws”). During the five (5)-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication, or to the knowledge of the Company, oral communication, from any Governmental Entity or from any third Person that alleges that the Company, any of its Subsidiaries or any employee or agent thereof is in violation of any Anti-Bribery Laws.
d.All approvals, filings, permits, franchises, consents, exemptions, licenses and similar authorizations of Governmental Entities (collectively, “Permits”) required to conduct the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and have been and are being complied with in all respects material to such Permit.
e.Each Group Company is, and during the five (5)-year period prior to the date of this Agreement has been, in compliance with all Trade Control Laws, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Group Company, any director, officer, employee, agent, Affiliate or representative of any Group Company (i) is a Restricted Party, (ii) is a Person who is otherwise the subject of Trade Control Laws or (iii) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Restricted Party or Restricted Parties or that is the target of Trade Control Laws.
f.Each Group Company has complied with the National Research Council of Canada Industrial Research Assistance Program and no Group Company has been notified of any potential claims, callbacks, disputes or any other adverse actions by any Governmental Authority in connection therewith.

3.17    Environmental Matter
a.The Company and its Subsidiaries are and, during the five (5)-year period prior to the date of this Agreement, have been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Group Companies of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), in all material respects.

b.There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company.
c.The Company has delivered for inspection to the Parent true and complete copies of material studies, audits, assessments, memoranda and investigations regarding the Company’s compliance with applicable Environmental Laws that are in the possession of the Company and that have been prepared in the last three (3) years.

3.18    Related Party Transactions
. Except as set out in Schedule 3.18, none of any Seller, the Representative, any officer or member of the board of directors or similar governing body of any Seller, the Representative or any Group Company, or any Related Party (as defined in the Escrow and Management Incentive Agreement) of any of the foregoing (other than the Group Companies) (the foregoing, collectively, “Seller Related Parties”), is a party to any Contract or transaction with any Group Company or has any interest in any property used by any Group Company (collectively, whether or not disclosed on Schedule 3.18, “Related Party Transactions or Interests”).
3.19    Employees
a.Schedule 3.19(a) sets out a true and complete list, as of the Closing Date, of (i) employees of each Group Company and the position, status (full time, part-time, fixed-term or temporary), length of service, employer, location of employment, compensation (including annual base salary, annual incentive targets and five most recent year award history, and other variable compensation), annual vacation and other paid time off entitlements and accruals, material perquisites and benefits of each employee, and (ii) all other Persons who are providing services to each Group Company as an independent or dependent contractor, agency employee, or otherwise and a description of the services provided, length of engagement, location of engagement, and annual fees. Except as set out in Schedule 3.19(a), no employee of any Group Company or other Person providing services to any Group Company is on a leave of absence or otherwise inactive or providing services for the Group Company pursuant to any work permit, visa or similar authorization.
b.No employees of any Group Company are currently on temporary layoff and the Group Companies have not made any changes to the terms and conditions of employment of any employee or terminated the employment of any former employee, in any case as a result of COVID-19.
c.The Company has furnished to the Buyer true, correct, up-to-date and complete copies of all (i) Contracts with employees of any Group Company who is serving at the level of Vice President or above, (ii) template Contracts used in respect of other employees of the Group Companies, and (iii) template Contracts with any Person who is providing services to any Group Company as an independent or dependent contractor or agency employee (or, where oral, written summaries of the material terms thereof). Except as set out on Schedule 3.19(c), no Group Company is a party to or bound by any Contract in respect of any employee, which provides such employee with termination or severance entitlements in excess of those required by applicable Law.

d.Each Group Company is in compliance in all material respects with all applicable Laws relating to employment, labor relations and wage and hour matters, including, without limitation, employment standards, occupational health and safety, human rights, pay equity, accessibility, workers’ compensation, immigration laws and worker classification as employees or independent contractors. No Group Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of a Group Company, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any union organizing activities involving the employees of any Group Company to authorize representation by any labor organization. No Group Company has engaged in any unfair labor practice, nor to the knowledge of the Company are there any pending or threatened complaints regarding unfair labor practice. There are no (nor have there, since January 1, 2018, been any) material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or, to the knowledge of the Company, threatened against or involving any employees of the Group Companies or the Group Companies.
e.There are no collective bargaining agreements, works council agreements or other similar contracts or agreements that govern any terms or conditions of employment of any employees of any Group Company who is primarily based outside of the United States.

3.20    Brokerage. Except for fees and expenses of Persons listed on Schedule 3.20, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any agreement made by or on behalf of the Company for which the Parent or the Company would be liable following the Closing.
3.21    Investment Canada Act. Neither the Company nor its Subsidiaries carry on a Cultural Business.

3.22    Customers and Vendors. Schedule 3.22 sets forth a list of the Group Companies’ top twenty (20) customers, top five (5) vendors and top five (5) resellers (“Specified Customers,” “Specified Vendors” and “Specified Resellers,” respectively) for the twelve months ended September 30, 2020 (determined on a consolidated basis based on, in the case of customers, annual contract value and, in the case of vendors, the dollar amount of payments made by the Group Companies). As of the date hereof, none of the Specified Customers, Specified Vendors or Specified Resellers has terminated its relationship with the Company or its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice that any Specified Customer, Specified Vendor of Specified Reseller has (a) in the case of Specified Customers, ceased or will cease to use the products, equipment, goods or services of the Company or any of its Subsidiaries on terms and conditions similar in all material respects to those imposed on current sales by the Company and its Subsidiaries, or has significantly reduced or downgraded, or will significantly reduce or downgrade, the use of such products, equipment, goods or services, (b) in the case of Specified Vendors, has ceased or will cease to supply materials, supplies, services and other goods to the Company or any of its Subsidiaries after the date hereof on terms and conditions similar in all material respects to those imposed on current sales to the Company and its Subsidiaries or (c) in the case of Specified Resellers, ceased or will cease to resell or distribute the products, equipment, goods or services of the Company or any of its Subsidiaries on terms and conditions similar in material respects to those imposed on current resales or distributions by the Specified Resellers, or has significantly reduced, or will significantly reduce the resale or distribution of such products, equipment, goods or services.

3.23    No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, except for the representations and warranties made by THE COMPANY in this ARTICLE III, OR THE CERTIFICATES TO BE DELIVERED TO THE PARENT PURSUANT TO SECTION 8.01(g), NO GROUP COMPANY makes any representation or warranty with respect to the group companies or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to THE PARENT, THE BUYER or any of THEIR RESPECTIVE Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
SELLERS
Each Seller, severally and not jointly, represents and warrants to the Parent and the Buyer solely with respect to such Seller, as of the date hereof and as of the Closing, as follows:

4.01    Organization and Power. With respect to any Seller that is not an individual, such Seller (a) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, formation or organization, (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted, and (c) is qualified to do business in every jurisdiction where it is required to qualify except, in the case of clause (c), where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the consummation of the Transactions.
4.02    Ownership of Common Shares and Options. Schedule 4.02 sets forth all of the Common Shares and Options held by such Seller. Such Seller holds of record and owns beneficially the Common Shares and Options held by such Seller, free and clear of any Liens. Except for this Agreement, the Organizational Documents, the Equity Incentive Plan, or any agreements or rights waived or terminated by the Company or the Sellers in accordance with this Agreement, such Seller is not a party to (a) any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Common Shares, or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of any Common Shares.
4.03    Authorization; No Breach; Valid and Binding Agreement.
a.The execution, delivery and performance of this Agreement by such Seller and the consummation of the Transactions, including the Acquisition, have been duly and validly authorized by all requisite action on the part of such Seller, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.
b.The execution, delivery, performance and compliance with the terms and conditions of this Agreement by such Seller and the consummation of the Transactions thereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of such Seller (in the case of a Seller that is not an individual), (ii) except as set forth on Schedule 4.03(b), require any consent of or other action by any Person or the Company or any of its Subsidiaries under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract, (iii) violate any Law or Order to which such Seller is subject or by which any of their respective properties or assets are bound or affected, or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of such Seller, except where the failure of any of the representations and warranties contained in clause (ii) or (iv) above to be true would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the consummation of the Transactions.
c.Assuming that this Agreement is a valid and binding obligation of the Parent and the Buyer, this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
4.04    Governmental Consents, etc. Assuming the accuracy of the representations made by the Parent and the Buyer in Article V of this Agreement, and except for compliance with and filings under the Investment Canada Act and the HSR Act, such Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Transactions. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by such Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the Transactions.
4.05    Shareholders’ Agreement. Each Seller who is party to that certain Second Amended and Restated Unanimous Shareholders’ Agreement dated as of September 13, 2019 (the “Prior Shareholders’ Agreement”) hereby acknowledges and agrees that (a) such Seller has consented to the amendment of the Prior Shareholders’ Agreement set forth in Schedule 4.05 (the “Amendment”) or is bound by the Amendment in accordance with the terms of the Prior Shareholders’ Agreement, (b) the Amendment has been duly and validly authorized by all requisite action on the part of such Seller, if any, and (c) the Amendment constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms.
4.06    Litigation. As of the date hereof, there is no Action pending or, to such Seller’s knowledge, threatened (in writing or otherwise) against such Seller at Law or in equity, or before or by any Governmental Entity, that would reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the consummation of the Transactions.
4.07    Brokerage. Except for any fees that will be paid solely by such Seller, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any agreement made by or on behalf of such Seller.
4.08    Tax Status. Each Seller, other than Sellers listed on Schedule 4.08, is not a non-resident of Canada for purposes of the ITA. The Shares sold by each Seller listed on Schedule 4.08 are not “taxable Canadian property” for purposes of the ITA.
4.09    No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, except for the representations and warranties made by EACH SELLER in this Article IV, OR THE CERTIFICATES TO BE DELIVERED TO THE PARENT PURSUANT TO SECTION 8.01(h), NO seller makes any representation or warranty with respect to such seller or its respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to THE PARENT, THE BUYER or any of THEIR RESPECTIVE Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND THE BUYER
The Parent and the Buyer, jointly and severally, represent and warrant to the Company and each Seller, as of the date hereof and as of the Closing, as follows:

5.01    Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Canada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There are no pending, or to the knowledge of the Parent, threatened, actions for the dissolution, liquidation or insolvency of either the Parent or the Buyer.

5.02.    Authorization. The execution, delivery and performance of this Agreement by the Parent and the Buyer and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action, and no other proceedings on the part of the Parent or the Buyer are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Parent and the Buyer and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Parent and the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03    No Violation. Neither the Parent nor the Buyer is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, in each case which would be breached or violated by the Parent’s or the Buyer’s execution, delivery or performance of this Agreement or the consummation of the Transactions and such breach or violation would be reasonably expected to have a Parent Material Adverse Effect.

5.04    Governmental Consents, etc. Except for compliance with and filings under the Investment Canada Act and the HSR Act, neither the Parent nor the Buyer is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Transactions. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent or the Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the Transactions.

5.05    Litigation. As of the date hereof, there is no Action pending or, to the Parent’s knowledge, threatened (in writing or otherwise) against the Parent or the Buyer at Law or in equity, or before or by any Governmental Entity, that would have a Parent Material Adverse Effect.

5.06    Brokerage. Except for any fees that will be paid solely by the Parent or its Subsidiaries, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any agreement made by or on behalf of the Parent or the Buyer.

5.07    Parent Financial Resources. The Parent will have available on the Closing Date sufficient immediately available funds, in cash, to make payment of all amounts to be paid by it hereunder on the Closing Date and all of the Parent’s fees and expenses required to be paid at the Closing in order to consummate the Transactions. The obligations of the Parent and the Buyer under this Agreement are not subject to any conditions regarding the Parent’s, Buyer’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

5.08    Purpose. The Buyer is a newly organized corporation, formed solely for the purpose of engaging in the Transactions. The Buyer has not engaged in any business activities or conducted any operations other than in connection with the Transactions. The Buyer is a wholly owned Subsidiary of the Parent.

5.09    Parent Entity. As of the date hereof, and at all times prior to the Closing, the Parent is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder) of the Parent and the Buyer.

5.10    Canadian Tax Status. Buyer is a taxable Canadian corporation within the meaning of the ITA.

5.11    No Reliance. Each of the Buyer Parties acknowledges and agrees that it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by the Company, the Sellers or any Person acting on their respective behalf, other than those expressly set forth in Article III and Article IV of this Agreement or in any other Transaction Document or any document or instrument pursuant hereto or thereto.

5.12    Competition Act. The aggregate book value of the assets in Canada of the Parent and its Affiliates does not exceed C$200,000,000, and the aggregate gross revenues from sales in, from or into Canada of the Parent and its Affiliates does not exceed $200,000,000, calculated in each case in accordance with the Competition Act (Canada) and the regulations enacted thereunder.

5.13    No Other Representation. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARENT AND BUYER IN THIS ARTICLE V, OR THE CERTIFICATES TO BE DELIVERED TO THE COMPANY AND SELLERS PURSUANT TO SECTION 8.02(F), NEITHER THE PARENT NOR THE BUYER MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PARENT OR THE BUYER OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY AND SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
ARTICLE VI

COVENANTS OF THE COMPANY AND SELLERS

6.01    Conduct of the Business of the Company. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 6.01 of the Disclosure Schedules, (ii) if the Parent shall have consented in writing, where such consent shall not be unreasonably withheld, conditioned or delayed, (iii) as required by applicable Laws, (iv) any transactions expressly contemplated by the Pre-Closing Reorganization or (v) as otherwise expressly contemplated by this Agreement, (1) the Company shall conduct its business and the businesses of its Subsidiaries in the Ordinary Course of Business (except as required to comply with any quarantine, “stay at home”, social distancing, travel restrictions or any other similar directives issued by a Governmental Entity or any Law in response to the COVID-19 pandemic (collectively, “COVID-19 Measures”), (2) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve intact their businesses, their assets and their relationships with customers, suppliers and others having business dealings with them in all material respects, and keep available the services of their present officers and employees (except as required to comply with any COVID-19 Measures), and (3) the Company shall not, and shall not permit any of its Subsidiaries to:
a.except for issuances as may result from the exercise of Options that are outstanding as of the date hereof, issue, sell, grant or deliver any of its, or any of its Subsidiaries’, equity securities or issue, sell or grant any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, or other securities with their value derived from the profits or equity returns of, any of its or any of its Subsidiaries’ equity securities;

b.effect any recapitalization, reclassification, distribution, equity split or like change in its capitalization;
c.amend its Organizational Documents or any of the Company’s Subsidiaries’ organizational documents;
d.make any redemption or purchase of its, or any of its Subsidiaries’, equity interests (other than with respect to the repurchase of Common Shares (including any Options) from former employees of a Group Company pursuant to existing agreements or any Company Plan) or declare, make or pay any dividend or distribution other than dividends declared, made or paid in the Ordinary Course of Business;
e.sell, assign or transfer any material portion of its assets, except for sales of obsolete assets or assets with de minimis or no book value;
f.except non-exclusive licenses of any Company IP Rights in the Ordinary Course of Business, sell, assign, transfer, or license any material Intellectual Property Rights;
g.fail to maintain or allow to go abandoned any Company-Owned IP Rights;
h.enter into (excluding extensions at the end of a term or upgrades in the Ordinary Course of Business), transfer, terminate (other than an expiration in accordance with its existing terms), modify, amend, waive any rights under, or discharge any other party of any obligation under any Specified Material Contract;
i.make any capital investment in, or any loan to, any other Person, except (i) pursuant to any existing agreement as of the date of this Agreement or (ii) any loans made to holders of Options (whether made before, on or after the date hereof, “Option Loans”) in the Ordinary Course of Business for the sole purpose of exercising such Options;
j.fail to make capital expenditures in accordance with the capital expenditures budget existing as of the date of this Agreement;
k.make any commitment to make any capital expenditures in excess of $1.5 million annually, except for such capital commitments that are reflected in the Company’s current budget;
l.enter into any Related Party Transactions or Interests;
m.make any loan to any of its directors, officers or employees other than (i) the advancement of business and travel expenses in the Ordinary Course of Business or to any of its other Affiliates or (ii) any Option Loans made to holders of Options in the Ordinary Course of Business for the sole purpose of exercising such Options;
n.except as required under the terms of any Company Plan or applicable Law: (i) grant any incentive awards or make any increase in the salaries, bonuses or other compensation and benefits payable by a Group Company to any of its employees, officers or directors, (ii) terminate or materially amend any Company Plan, (iii) adopt or enter into any plan, policy or arrangement for the current or future benefit of any officer or director of any Group Company that would be a Company

Plan if it were in existence as of the date hereof, (iv) accelerate the time of payment or vesting of any compensation and benefits of any employee or director of any Group Company (or pay to any such individual any amount not otherwise due), (v) fund any rabbi trust or similar arrangement, (vi) hire or terminate any employee at the level of Vice President or above (other than a termination of employment for cause), or (vii) enter into any Contract, or take any other action, or modify the terms of employment of any employee at the level of Vice President or above outside of ordinary course salary adjustments;
o.(i) commence any Action (other than customer collection matters in the Ordinary Course of Business), or (ii) compromise or settle any Action if (x) the amount payable by any Group Company in connection therewith would exceed $1 million, (y) such settlement would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of any Group Company or (z) such settlement, compromise or release contemplates or involves any admission of wrongdoing or misconduct or provides for any relief or settlement other than the payment of money; or
p.incur any Indebtedness or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, except for Indebtedness (other than debt securities) in an aggregate amount not to exceed $5 million at any time outstanding that will be repaid at or prior to the Closing Date (any such Indebtedness incurred after the date of this Agreement, “Additional Indebtedness”); provided that, in no event shall the Company or any of its Subsidiaries issue any debt or equity securities (except for any issuance of Common Shares pursuant to an Option);
q.create or incur any Lien on any asset, other than (i) Permitted Liens or (ii) any Lien securing Additional Indebtedness that will be discharged at or prior to the Closing Date;
r.acquire any real property or any direct or indirect interest in any real property;
s.acquire any equity or assets of another Person or merge or consolidate with any other Person or acquire an amount of shares or assets of any other Person or effect any business combination, recapitalization or similar transaction (other than the Acquisition);
t.make any material change to its accounting methods, policies or practices or practices with respect to the maintenance of books of account and records, except as required by ASPE or applicable Law;
u.make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, settle or compromise any audit or other proceeding relating to a material amount of Tax, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), apply for or request any Tax ruling, or surrender any right to claim a material Tax refund;
v.(i) fail to manage working capital in the Ordinary Course of Business, including with respect to payment of accounts payables and collection of accounts receivables (including in each case, the timing of any such payments or collections) or (ii) make any changes to working capital policies, including with respect to revenue recognition, payment of accounts payables, collection of accounts receivables;

w.forgive, cancel or compromise any material debt or claim, or waive, release or assign any right or claim of material value, other than in the Ordinary Course of Business;
x.make, provide or agree to any material payments, or any other consideration to customers or suppliers, other than in the Ordinary Course of Business or (ii) change the management of working capital or timing of invoicing, billing or collection from customers outside of the Ordinary Course of Business;
y.adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
z.enter into, or amend or waive in a manner that could impose additional material liability on or is materially adverse to the Group Companies, (i) any Contract requiring payments in excess of $1.5 million annually or requiring payments in excess of $3 million over the life of the Contract, (ii) any joint venture, strategic alliance, partnership or similar agreement, (iii) any Contract with a non-competition or exclusivity provision or (iv) any Contract for the provision of services by a Group Company where the potential indemnification liability of such Group Company (A) exceeds four (4) times the annual amount of fees payable to such Group Company under such Contract, or (B) may be uncapped (other than with respect to claims relating to infringement of Intellectual Property Rights of any other Person or acts of gross negligence, willful misconduct or fraud by such Group Company); or
aa.authorize any of, or agree or commit to do any of, the foregoing actions.

6.02    Conduct of Business of the Sellers. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, no Seller (nor any spouse, legal representative or agent of a Seller) shall directly or indirectly, Transfer any Common Shares held by such Seller to any other Person (other than another Seller, such that such Transferred Common Shares would be sold to the Buyer in accordance with the terms and conditions herein).

6.03    Access to Books and Records.
a.From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall, and shall cause its Subsidiaries to provide the Parent and the Buyer and their authorized representatives (the “Parent’s Representatives”) with full access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records of the Group Companies in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire; provided, however, that in exercising access rights under this Section 6.03, the Parent and the Parent’s Representatives shall (i) not be permitted to interfere unreasonably with the conduct of the business of any Group Company and (ii) only access personal information relating to employees, providers or customers of any Group Company to the extent necessary for, and only for the purposes of, the completion of the Transactions. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which any Group Company is bound, or violate any applicable Law; provided that the Company shall, or cause its Subsidiary to, use commercially reasonable efforts to cause the third party to which the confidentiality obligation is owed to consent to the disclosure. The Parent acknowledges that the Parent is and remains bound by the Mutual Confidentiality and Non-Disclosure Agreement between Parent and Verafin Inc., dated October 7, 2020 (the “Confidentiality Agreement”). Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 6.03 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Section 8.01(a).
b.At the Closing, the Company shall, and shall cause its Subsidiaries to, provide the Parent with the minute books and records and organizational documents of the Group Companies.

6.04    Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions; provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur. The Company shall cooperate with the Parent and use reasonable best efforts to deliver such notices, or to obtain such third party consents or approvals, as may be required by any Lease or Material Contract in connection with the completion of the Transactions; provided that in no event shall any Group Company be required to undertake any material expenses or obligations in connection therewith other than (a) expenses that are funded or reimbursed by the Parent or (b) obligations that are not effective prior to the Closing.

6.05    Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company and the Sellers shall not, and shall cause their respective officers, directors, employees, agents, partners, Affiliates and other representatives not to, take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, or enter into any agreement with any Person (other than the Parent and the Parent’s Representatives) concerning (a) any liquidation, dissolution or recapitalization, (b) except in connection with any issuance of Common Shares pursuant to an Option, any purchase of any of the outstanding Common Shares or (c) any merger, sale of all or a significant portion of the assets of the Group Companies or similar transactions involving the Group Companies (each such transaction, an “Acquisition Transaction”). The Company and the Sellers shall, and shall cause their respective officers, directors, employees, agents, partners, Affiliates and other representatives to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and Buyer and their representatives) conducted heretofore with respect to any Acquisition Transaction. As soon as reasonably practicable after the date hereof, the Company shall instruct each Person (other than Parent and Buyer and their representatives) in possession of confidential information about the Company that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such person to acquire the Company (or any portion thereof) to promptly return or destroy all such information.

6.06    Payoff Letters and Lien Releases. The Company shall, or shall have caused its applicable Subsidiaries to, deliver all notices and take other actions required to facilitate the termination of commitments in respect of the Credit Agreement and any Additional Indebtedness, repayment in full of all obligations in respect of such Credit Agreement and any Additional Indebtedness and release of any Liens and guarantees in connection therewith on the Closing Date. No later than three (3) Business Days prior to the Closing Date, the Company shall, or shall have caused the applicable Subsidiaries to, furnish to Parent a customary payoff letter with respect to each of the Credit Agreement and any Additional Indebtedness (each, a “Payoff Letter”) in substantially final form and in form and substance reasonably satisfactory to Parent from all financial institutions and other Persons to which the Indebtedness under the Credit Agreement or such Additional Indebtedness, as applicable, is owed, or the applicable agent, trustee or other representative on behalf of such Persons, each of which Payoff Letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to the Credit Agreement or such Additional Indebtedness, as applicable, as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the assets of any of the Group Companies and the Common Shares shall be, substantially concurrently with the receipt of the applicable Payoff Amount on the Closing Date by the Persons holding such Indebtedness, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, in the case of the Credit Agreement as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit under the Credit Agreement.

6.07    Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article III, or of any covenant that, in either case, would cause the conditions set forth in Section 8.01(a) or Section 8.01(c), as applicable, not to be satisfied as of the Closing Date, the Company shall disclose to the Parent such breach. No information provided pursuant to this Section 6.07 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement. From the date hereof until the Closing, promptly following the end of each calendar month, and in any event within fifteen (15) days after the end of each calendar month, the Company shall deliver to the Parent monthly financial statements of the Group Companies, prepared in a manner consistent with the monthly financial statements delivered to Parent prior to the date hereof.

6.08    Termination of Related Party Transactions or Interests. Except as set forth on Schedule 6.08, prior to the Closing, the Group Companies shall cause all Related Party Transactions or Interests to be terminated with no Liability or further obligation following the Closing of any Group Company. The Sellers constituting the Series B/C Majority Holders (as defined in the Prior Shareholders’ Agreement) hereby consent to the Transactions pursuant to Section 3.10 of the Prior Shareholders’ Agreement. Immediately prior to, and contingent on completion of, the Closing, (a) the Sellers constituting the Supermajority Holders (as defined in the Prior Shareholders’ Agreement) hereby terminate the Prior Shareholders’ Agreement pursuant to Section 8.5(a) of the Prior Shareholders’ Agreement; and (b) the applicable Sellers hereby terminate the Amended and Restated Investor Rights Agreement between the Company and certain Sellers dated September 13, 2019.

6.09    Cooperation with Financing
a.The Company shall, and shall cause its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors (“Company Representatives”) to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide cooperation in connection with the Financing, including the following:
i.furnishing, or causing to be furnished, to Parent or any of its Subsidiaries audited consolidated balance sheets and related consolidated statements of earnings, deficit and cash flows for Verafin Inc. for each of the three (3) most recently completed fiscal years of Verafin Inc. ended at least one hundred and fifty (150) days prior to the Closing Date prepared in accordance with ASPE applied on a basis consistent with that of the most recent fiscal year and unaudited condensed consolidated balance sheets and related condensed consolidated statements of earnings, deficit and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for Verafin Inc. for the fiscal quarter ended September 30, 2019 and each subsequent fiscal quarter ended on a date that is at least forty (40) days before the Closing Date;
ii.(A) providing to Parent or any of its Subsidiaries financial statements, financial data and other financial information regarding the Group Companies reasonably necessary for Parent’s or any of its Subsidiaries’ preparation of any pro forma financial information of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt and/or equity securities and (B) using reasonable best efforts to provide such other financial and other information relating to the Group Companies customary or reasonably necessary for the completion of such Financing to the extent reasonably requested by Parent or any of its Subsidiaries; provided that, in each case, none of the Group Companies shall be required to provide or prepare any pro forma financial information, which shall be the sole responsibility of Parent;
iii.using reasonable best efforts to obtain and deliver the consent of the independent accountants of the Company to use their audit reports with respect to the financial statements furnished pursuant to Section 6.09(a)(i) in any registration statement of Parent or any of its Subsidiaries filed with the SEC relating to such Financing or otherwise in connection with any such Financing consisting of an offering of securities;
iv.using reasonable best efforts to cause the Company’s independent accountants to (A) participate in a manner consistent with their customary practice in drafting sessions and accounting due diligence sessions in connection with such Financing and (B) provide customary comfort letters (including “negative assurance” comfort) with respect to financial information related to the Company, to the extent such comfort letters are required to be delivered to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of securities in a capital markets transaction comprising part of such Financing;

v.using reasonable best efforts to assist Parent or any of its Subsidiaries in (including by providing information relating to the Group Companies required in connection with) its preparation of rating agency presentations, road show materials, bank information memoranda, projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents to be prepared by Parent or its Subsidiaries in connection with such Financings;
vi.using reasonable best efforts to cooperate with customary marketing efforts of Parent or any of its Subsidiaries for the Financing, including using reasonable best efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;
vii.delivering to Parent, no later than four (4) Business Days prior to the Closing Date, any materials and documentation about the Group Companies required under applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada)), to the extent requested by any Financing Party or Parent or any of its Subsidiaries no less than eight (8) Business Days prior to the Closing Date;
viii.informing Parent promptly in writing if any executive officer or director of any Group Company (A) concludes that any previously issued financial statement of the Company included or intended to be used in connection with the Financing should no longer be relied upon or (B) shall have knowledge of any facts as a result of which a restatement of any of the Company’s financial statements is required or reasonably likely; and
ix.providing customary authorization letters to the Financing Parties, authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information about the Group Companies (only to the extent such authorization letters contain customary disclaimers for the Group Companies and their respective Company Representatives with respect to responsibility for the use or misuse of the contents thereof).

b.All non-public information regarding the Group Companies obtained by Parent or the Company Representatives, in each case pursuant to Section 6.09(a) shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, placement agents, dealer managers, solicitation agents, information agents and depositary or other agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as such Financing (including customary “click-through” confidentiality undertakings), (ii) on a confidential basis to rating agencies and (iii) in any SEC filings to the extent Parent determines reasonably necessary or advisable in connection with any such Financing. The Company hereby consents to the reasonable use of the trademarks, service marks and logos of the

Group Companies solely in connection with the Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or the Group Companies or their reputation or goodwill.
c.In connection with Section 6.09(a),
i.subject to Section 6.09(d), none of the Group Companies shall be required to pay any commitment or other similar fee or incur any liability or expenses in connection with any Financing, except such expenses for which Parent or one of its Subsidiaries is obligated to reimburse the Group Companies or, if reasonably requested by the Company, for which funds that are actually necessary to pay such expenses are provided in advance by Parent or one of its Subsidiaries to the Group Companies;
ii.no director or officer of any Group Company shall be required to execute any agreement, certificate, document or instrument with respect to such Financing that would be effective prior to the Closing (other than customary authorization letters);
iii.any required cooperation shall not unreasonably interfere with the ongoing operations of the Group Companies; and
iv.none of the Group Companies nor any of their respective Company Representatives shall be required to take or cause to be taken any action pursuant to Section 6.09(a) that would (1) cause any representation or warranty in this Agreement to be breached by any Party; (2) conflict with (A) the organizational documents of Sellers or the Group Companies or any material Laws or (B) obligations of confidentiality to a third party (not created in contemplation hereof) binding on the Group Companies (provided that in the event that the Group Companies do not provide information in reliance on the exclusion in this clause (B), the Group Companies shall provide notice to Buyer promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality) and use reasonable best efforts to allow for such access or disclosure to the maximum extent that would not violate such obligation of confidentiality); (3) require providing access to or disclosing information that would jeopardize any attorney-client privilege of the Group Companies (provided that the Group Companies shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a waiver of attorney-client privilege) or (4) require the Group Companies to prepare any projections.
d.The Group Companies and their respective Company Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of any Group Company) and the cooperation contemplated by this Section 6.09, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of any Group Company or their respective Company Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing. This indemnification shall survive the termination of this Agreement.

6.10    Tax Matters.
a.On the Closing Date but prior to the Closing, the Company shall undertake the transactions set forth on Schedule 6.10(a) (the “Pre-Closing Reorganization”). A reasonable period of time prior to the execution or completion of the Pre-Closing Reorganization, the Company shall make available to the Buyer and Fund Holders all documentation that are prepared to effectuate the Pre-Closing Reorganization for review and the Company shall incorporate any reasonable comments of Buyer and Fund Holders may have thereon; provided, that none of the Sellers, Buyer, Fund Holders or the Company may require (or cause) the Company to change the steps contemplated by the Pre-Closing Reorganization.
b.The Company shall, in its Tax Return for the taxation year ending as a consequence of the acquisition of control of it by Buyer, make a designation pursuant to paragraph 111(4)(e) of the ITA to deem a disposition of certain of its property for proceeds of disposition equal to the paragraph 111(4)(e) Amount, which amount shall not exceed the lesser of the amounts described in clauses 111(4)(e)(i)(A) and (B) of the ITA. None of the Company or any of its Subsidiaries shall make an election pursuant to subsection 256(9) of the ITA in respect its taxation year ending as a consequence of the acquisition of control of it by Buyer.
c.The Parties agree that the entire Base Consideration is consideration for the Common Shares and that no part of the Base Consideration relates to a restrictive covenant for purposes of the ITA or for other Tax purposes, including any of the covenants contained in this Agreement which are intended to maintain or preserve the fair market value of the Common Shares to the Buyer. It is the Parties’ intention that subsection 56.4(7) of the ITA and any equivalent provision of the Tax legislation of any province or any other jurisdiction apply with respect to the sale of the Common Shares pursuant to this Agreement.
d.Buyer may, in its sole discretion, cause a timely and irrevocable election under Section 338(g) of the Code (and any corresponding provisions of U.S. state or U.S. local Tax law) to be made with respect to the direct or indirect acquisition of any Group Company that is a corporation for U.S. federal income tax purposes pursuant to this Agreement. Buyer agrees to notify the Representative if any election under Section 338(g) of the Code (and any corresponding provisions of U.S. state or U.S. local Tax law) is made with respect to the direct or indirect acquisition of any Group Company. Sellers shall reasonably cooperate with and provide Buyer with such assistance as is reasonably requested by Buyer to enable Buyer to comply with the requirements of Treasury Regulations Section 1.338-2(e)(4), if applicable. The Company shall reasonably cooperate with and provide Buyer with such assistance as is reasonably requested by Buyer to enable Buyer to minimize the Tax cost of any election under Section 338(g) of the Code (and any corresponding provisions of U.S. state or U.S. local Tax law); provided that the Company shall not be obligated to cooperate or provide assistance if such cooperation or assistance would result in adverse consequences to any Group Company or any Seller (or its direct or indirect owners).

e.Without the prior written consent of the Representative, Parent and Buyer shall not, and shall not cause or permit Company or any of its Subsidiaries to, take any position on any Tax Return inconsistent with the position that none of the Group Company is a “controlled foreign corporation”, as defined in Section 957 of the Code, for any period (or portion thereof) ending on the Closing Date, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of U.S. state or U.S. local law).

6.10    No Tax Changes. Except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, any action in connection with any election under Section 338(g) of the Code (and any corresponding provisions of U.S. state or U.S. local Tax law)), prior to the determination of the Final Consideration, the Buyer Parties shall not, and shall not cause the Company and its Subsidiaries to, make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, settle or compromise any audit or other proceeding relating to material amount of Tax, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), apply for or request any Tax ruling, or surrender any right to claim a material Tax refund; provided that this Section 6.11 shall only apply to an action that would directly (and solely) result in a decrease to the Final Consideration prior to the Determination Date.

ARTICLE VII

COVENANTS OF THE PARENT AND THE BUYER
7.01    Access to Books and Records. From and after the Closing until the six (6)-year anniversary of the Closing Date, the Parent shall, and shall cause the Company to, provide the Representative and its authorized representatives with access (for the purpose of examining and copying information reasonably requested by the Representative), during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods (or portions thereof) ending prior to or on the Closing Date with respect to any Tax audits, Tax Returns or governmental investigations. Parent further agrees, upon reasonable request, to use reasonable best efforts to provide (or to cause the Company to provide) the Representative with all information in its possession that a Seller (and its direct or indirect owners) requires in order to comply with such Seller’s (or its direct or indirect owners’) U.S. federal or state Tax Return filing obligations with respect to the Group Companies, including pursuant to Sections 6038 and 6038B of the Code and the Treasury Regulations promulgated thereunder, and/or in connection with any Tax audit, examination or proceeding of such Seller (or its direct or indirect owners) with respect to periods (or portions thereof) ending prior to or on the Closing Date.
7.02    Indemnification of Officers and Directors of the Company.
a.For a period of six (6) years after the Closing and at all times subject to applicable Law, the Parent shall cause the Company to indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of a Group Company (each, a “D&O Indemnified Party”), against all Losses in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer or director of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective organizational documents and indemnification agreements of the Company, if any, in existence on the date hereof with any D&O Indemnified Party.
b.For a period of six (6) years after the Closing and at all times subject to applicable Law, (i) the Parent shall not (and shall not cause or permit any Group Company or any of the Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Group Companies (except (x) as required by applicable Law or (y) unless the provisions as so amended, repealed or modified in connection with a restructuring in which the governing documents of the surviving company include substantially equivalent exculpation or indemnification provisions with respect to such acts for the benefit of such persons), and (ii) the Parent shall (unless a “tail” policy is obtained by Parent or the Company pursuant to the next sentence) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the Company as of the date hereof (the “Current Policies”) (provided that the Parent may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or prior to the Closing; provided, however, that the Parent shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed two hundred percent (200%) of the annual premiums paid as of the date hereof by or on behalf of the Company for the Current Policies (the “Premium Amount”), and if such premiums for such insurance would at any time exceed the Premium Amount, then the Parent shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Amount. Notwithstanding the foregoing, prior to the Closing and in satisfaction of the Parent’s obligations under clause (ii) of the preceding sentence of this Section 7.02, the Parent may obtain, and if the Parent does not obtain, the Company shall obtain (at the Parent’s expense, and without duplication) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (the “D&O Tail”), effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, contemplated by the foregoing sentence of this Section 7.02(b); provided that the Company shall not pay an aggregate amount for such D&O Tail in excess of the Premium Amount. If such premiums for such D&O Tail would require an expenditure that exceeds the Premium Amount, then the Parent or the Company may obtain, in satisfaction of the foregoing, a policy with the greatest coverage available for a cost not exceeding such amount. From and after the Closing, the Parent shall (and/or shall cause the Group Companies or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 7.02(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

c.If the Company or any of its successors or assigns proposes to (i) consolidate with or merge into any other Person and the Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Company shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 7.02.
d.The provisions of this Section 7.02 shall survive the consummation of the Acquisition and the Closing and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.03    Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, each of the Parent and Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions; provided that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Parent or the Buyer in the event the Closing does not occur.

ARTICLE VIII

CONDITIONS TO CLOSING

8.01    Conditions to the Parent’s and Buyer’s Obligations. The obligations of the Parent and the Buyer to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent and the Buyer in writing) of the following conditions as of the Closing Date:
a.(i) The Company Fundamental Representations shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), (ii) the representations and warranties set forth in Section 3.04(a) and Section 3.04(c) (other than Section 3.04(c)(iii)(x)) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date); (iii) the representations and warranties set forth in Sections 3.02, 3.03(b) and 3.07 shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) in all material respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), and (iv) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true does not constitute a Material Adverse Effect;
b.(i) The Sellers Fundamental Representations shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), (ii) the representations and warranties set forth in Section 4.02 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), and (iii) all other representations and warranties of the Sellers contained in Article IV shall be true and correct as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions;
c.The Company and each Seller shall have performed and complied with in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
d.The receipt of Investment Canada Act Approval;
e.The waiting period under the HSR Act applicable to the Transactions, and any extension thereof, shall have expired or been terminated;
f.There shall be no Law, and no Governmental Entity having competent jurisdiction shall have issued an Order or taken any other action, in each case that would restrain, enjoin or otherwise prohibit the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded;
g.The Company shall have delivered to the Parent duly executed counterparts to each of the following:
i.a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 8.01(a) and 8.01(c) have been satisfied;
ii.certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all Transactions and thereby; and

iii.the Certificate of Incorporation of the Company certified by Corporations Canada and a certificate of compliance for the Company issued by Corporations Canada.
h.The Company, on behalf of the Sellers, shall have delivered to the Parent duly executed counterparts to each of the following:
i.the Escrow Agreement, duly executed by the Representative;
ii.the escrow agreement contemplated by Section 2.1 of the Escrow and Management Incentive Agreement, duly executed by the Key Employees; and
iii.a certificate executed by the Company on behalf of the Sellers, dated as of the Closing Date, stating that the conditions specified in Sections 8.01(b) and 8.01(c) have been satisfied;
i.The Pre-Closing Reorganization shall have occurred; and
j.There shall not have been a Material Adverse Effect since the date hereof.

8.02    Conditions to the Company’s and Sellers’ Obligations. The obligation of the Company and Sellers to consummate the Transactions is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:
a.(i) The Buyer Parties Fundamental Representations shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date and (ii) all other representations and warranties contained in Article V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made only as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not have, a Parent Material Adverse Effect;
b.The Parent and the Buyer shall have performed and complied with in all material respects each the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
c.The receipt of Investment Canada Act Approval;
d.The waiting period under the HSR Act applicable to the Transactions, and extension thereof, shall have expired or been terminated;
e.There shall be no decree or order entered into by any Governmental Entity that would prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded; and

f.The Parent shall have delivered to the Company each of the following:
i.the Escrow Agreement, duly executed by the Buyer Parties;
ii.the Plan (as defined in the Escrow and Management Incentive Agreement), duly adopted by the Buyer, and the delivery of award agreements to the Key Employees pursuant to the Plan; and
iii.a certificate of an authorized officer of the Parent and the Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 8.02(a) and 8.02(b) have been satisfied.

ARTICLE IX
SURVIVAL

9.01    Survival. None of the representations and warranties of any party contained in this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing in this Section 9.01 shall affect or limit the ability of Buyer Parties to recover under the R&W Insurance Policy. The covenants and agreements set forth in this Agreement that by their terms are required to be performed before the Closing shall terminate on the Closing, and, except in the case of fraud or willful misconduct by such Party, no Party shall have any liability from and after Closing for any breach by the Buyer Parties, the Sellers, the Company or any of the other Group Companies of any of the covenants or agreements contained herein that by their terms are required to be performed before the Closing.  Unless otherwise indicated, the covenants and agreements set forth in this Agreement that by their terms are required to be performed in whole or in part after the Closing, shall survive the Closing until they have been fully performed or satisfied.
ARTICLE X
TERMINATION
10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
a.by the mutual written consent of the Parent, on the one hand, and the Company and the Sellers, on the other hand;
b.by the Parent, if any of the representations or warranties of the Company set forth in Article III or if any of the representations or warranties of Sellers set forth in Article IV shall not be true and correct, or if the Company or Sellers has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions to Closing set forth in either Section 8.01(a), Section 8.01(b) or Section 8.01(c) would not be satisfied and, in the case of any breach capable of being cured by the Outside Date, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that neither the Parent nor the Buyer is then in breach of this Agreement such that the conditions to Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied;

c.by the Company, if any of the representations or warranties of the Parent or the Buyer set forth in Article V shall not be true and correct, or if the Parent or the Buyer has failed to perform any covenant or agreement on the part of the Parent or the Buyer, respectively, set forth in this Agreement, such that the conditions to Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied and, in the case of any breach capable of being cured by the Outside Date, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Parent or the Buyer; provided that the Company is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 8.01(a), Section 8.01(b) or Section 8.01(c) would not be satisfied;
d.by the Parent, on the one hand, or the Company, on the other hand, if the Transactions shall not have been consummated on or prior to the date that is nine (9) months from the date of this Agreement (as it may be extended pursuant to the next proviso, the “Outside Date”); provided, that if on such date, any of the conditions to the Closing set forth in Section 8.01(d), Section 8.01(e), Section 8.01(f) (if the Order or any other action relates to the matters referenced in Section 8.01(d) or Section 8.01(e)), Section 8.02(c), Section 8.02(d) or Section 8.02(e) (if the Order or any other action relates to the matters referenced in Section 8.02(c) or Section 8.02(d)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Outside Date shall be automatically extended for 30 days (it being agreed that there shall be no more than two such extensions); provided, however, that the Buyer Parties (if Parent is seeking to terminate this Agreement pursuant to this Section 10.01(d)) or the Company (if the Company is seeking to terminate this Agreement pursuant to this Section 10.01(d)), as applicable, shall not have breached in any material respect their obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before the Outside Date; or
e.by the Parent, on the one hand, or the Company, on the other hand, if any Governmental Entity having competent jursidiction shall have issued an Order or taken any other action that would permanently restrain, enjoin or otherwise prohibit the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded, and such Order or other action shall have become final and nonappealable.

10.2    Effect of Termination. In the event this Agreement is terminated by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 7.02 this Section 10.02, Section 11.01, and Article XII and Article XIII, which shall survive the termination of this Agreement (other than the provisions of Section 13.16, which shall terminate)), and there shall be no liability on the part of either the Parent, the Buyer, the Company, the Representative or the Sellers to one another, provided that no such termination shall relieve any Party hereto from any liability or damages resulting from a willful and material breach prior to such termination. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE XI
ADDITIONAL COVENANTS
11.01    Representative
a.Appointment. By executing this Agreement or a Joinder Agreement, each Seller irrevocably appoints Shareholder Representative Services LLC as of the Closing as the Representative for all purposes in connection with this Agreement and the agreements ancillary hereto to do any and all things and execute any and all documents that may be necessary, convenient or appropriate to facilitate the consummation of the Transactions, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) authorize payments under or pursuant to this Agreement and disbursement thereof, as contemplated by this Agreement; (iii) authorize payment of amounts due to the Parent pursuant to Sections 1.06 or 1.07; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Seller relative to any amounts to be received by such Sellers under this Agreement or any agreements contemplated hereby, any claim made by the Buyer Parties under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees on behalf of the Sellers related thereto.
b.Authorization. Notwithstanding Section 11.01(a), in the event that the Representative is of the opinion that it requires further advice from the Sellers who constitute the advisory committee as established under the engagement letter between the Company and the Representative (the “Advisory Committee”) on any matters concerning this Agreement, the Representative shall be entitled to seek such further advice from the Advisory Committee prior to acting on their behalf. In such event, any action approved by the Sellers representing a majority of the Common Shares held by the Advisory Committee shall be binding on all of the Sellers and shall constitute the authorization of the Sellers. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Shareholder Representative Services LLC hereby accepts its appointment as the initial Representative.
c.Actions by the Representative; Resignation; Vacancies. The Representative may resign from its position as Representative at any time by written notice delivered to the Company and the Advisory Committee. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 11.01(b).
d.No Liability; Indemnification. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Sellers and not of the Representative individually. The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s fraud, gross negligence or willful misconduct. The Representative shall not be liable for any good faith action or omission pursuant to the advice of counsel. The Sellers will, severally and not jointly, in accordance with each Seller’s Pro Rata Percentage, indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Representative by the Sellers, any such Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.
e.Expenses. Upon the Closing, the Buyer will wire $150,000 (the “Expense Fund”) to the Representative, which will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative shall, within two (2) Business Days following the determination of the Final Consideration pursuant to Section 1.05, deliver to: (i) the

Paying Agent (for distribution to the Company Shareholders) the Company Shareholder Percentage of any remaining balance of the Expense Fund and (ii) the Company (for distribution to the holders of the In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of any remaining balance of the Expense Fund. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.
f.Reliance. Any decision, act, consent, approval or instruction of the Representative given or made after Closing pursuant to this Agreement shall constitute a decision, act, consent, approval or instruction of the Sellers, and the Parent, the Buyer and, following the Closing, the Company shall be entitled to conclusively rely upon any representation, instrument or statement of the Representative with respect to any such act, decision, consent, approval or instruction of the Sellers.

11.02    Disclosure Schedules. All references to this Agreement herein or in any of the Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) except as expressly set forth in this Agreement, be deemed or interpreted to expand the scope of the Company’s, the Parent’s or the Buyer’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter or (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

11.03    Regulatory Approvals
a.Each of the Buyer Parties and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Acquisition, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Entities. In furtherance and not in limitation of the foregoing,
i.Parent and Buyer, as applicable, shall file an application for review under Part IV of the Investment Canada Act with respect to the Transactions within ten (10) Business Days after the date hereof or such other date as the Buyer Parties and the Company may reasonably agree or as the Buyer Parties and the Company may reasonably agree to waive; provided the Company has supplied all of the information that Parent and Buyer reasonably require in order to prepare its filing;

ii.within twenty (20) Business Days after the submission of the application for review under the Investment Canada Act or such other date as the Buyer Parties and the Company may reasonably agree or as the Buyer Parties and the Company may reasonably agree to waive, Parent and Buyer, as applicable, shall submit to the Director of Investments under the Investment Canada Act written undertakings to the responsible Minister or his designees that are consistent with and substantially similar to the undertakings set out in Exhibit B hereto or otherwise as the Buyer Parties and the Company may reasonably agree. For the avoidance of doubt, the Buyer Parties acknowledge and agree that the undertakings set out in Exhibit B hereto would not, individually or in the aggregate, significantly and adversely affect the business of the Company or the Parent or its other Subsidiaries after the Closing or be reasonably expected to do so;
iii.Parent and Buyer, as applicable shall further promptly take such additional steps as may be required in order to obtain Investment Canada Act Approval without delay, including proposing and agreeing to additional or augmented written undertakings with the responsible Minister, provided that notwithstanding anything to the contrary in this Agreement, in seeking to obtain Investment Canada Act Approval, Parent and Buyer shall not be required (x) to take actions that would, individually or in the aggregate, be reasonably be expected to significantly and adversely affect the business of the Company or the Parent or their other Subsidiaries after the Closing, or (y) to undertake any commitment that would remain in effect for more than three (3) years after the Closing; and
iv.(x) each of Parent, Buyer and the Company shall make, or cause their respective Affiliates to make, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the date hereof, and to request early termination of any applicable waiting period under the HSR Act, and (y) each of Parent, Buyer, the Company and the Sellers shall supply, or cause their respective Affiliates to supply, as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entities pursuant to the Investment Canada Act or the HSR Act.
b.Further, and without limiting the generality of the rest of this Section 11.03, each of the Buyer Parties and the Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may request in connection with the foregoing, (ii) inform the other Party of any communication from any Governmental Entity regarding any of the Transactions, and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the Transactions; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements and with applicable Law and (C) as necessary to address reasonable privilege concerns. Each of the Buyer Parties and the Company shall, subject to applicable Law, permit counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity in connection with the Transactions. The Buyer Parties and the Company agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party and their counsel the opportunity to attend and participate. The Sellers shall cooperate, in all reasonable respects, with the Buyer Parties and the Company in connection with the Investment Canada Act Approval and any filings pursuant to the HSR Act by furnishing to the Buyer Parties and the Company such information and reasonable assistance as may be required in connection with the Investment Canada Act Approval and the expiration or early termination of the waiting period pursuant to the HSR Act. The Buyer Parties and the Company shall reasonably cooperate in seeking to obtain Investment Canada Act Approval and any other approvals or consents under any Antitrust Law or other Law, including considering the views of the other Party in good faith, with Parent having ultimate right to determine the strategy and process for seeking the Investment Canada Act Approval and such other approvals or consents after reasonably consulting with the Company.
c.The Parent and the Buyer shall use their reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law or other Law that may be asserted by any Governmental Entity or private party with respect to this Agreement so as to make effective as promptly as practicable the Transactions and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date.

11.04    Non-Competition; Non-Solicitation.
a.For a period of five (5)-years after the Closing Date, each Key Seller shall not, directly or indirectly, (i) engage in (including as a director, officer, employee, partner, consultant, agent or advisor), or manage or supervise personnel engaged in, any business that provides software or analytics or data-related services for the detection or prevention of fraud, money laundering or other crime (such business, the “Competing Business”), or own any interest in any Person directly or indirectly engaged in a Competing Business anywhere in the United States or Canada, or (ii) solicit or knowingly encourage or induce any Person who is a then customer, client or counterparty of the Company or any of its Subsidiaries to establish a direct relationship with such Key Seller or any of its Affiliates to provide services in a manner that would constitute a Competing Business; provided that such Key Seller shall not be in default of this Section 11.04 by virtue of: (a) holding securities (regardless of percentage) in Nasdaq, Inc.; (b) ownership of not more than two percent (2%) of the issued and outstanding securities (including securities held by any Persons acting jointly or in concert with such Seller) of the issued and outstanding securities of a publicly-listed company (each, an “Interest”), provided that such Key Seller holds such Interest solely as a passive investor; (c) performing speaking engagements and receiving honoraria in connection with such engagements; (d) being employed by any government agency, college, university or other non-profit research organization; or (e) owning a passive minority equity interest in a private debt or equity investment fund in which such Key Seller does not have the ability to control or exercise any managerial influence over such fund.
b.For a period of three (3) years after the Closing Date, each Key Seller and each Fund Holder shall not, directly or indirectly, solicit or hire or solicit for employment or other services any individual who is a current employee of the Company or the Parent or any of its Subsidiaries;

provided that this Section 11.04(b) shall not restrict any Key Seller or any Fund Holder from hiring or soliciting for employment or other services any individual (i) who has resigned from employment with the Company or any of its Subsidiaries at least six (6) months prior to any solicitation from any Key Seller or Fund Holder or (ii) is responding to a general solicitation not specifically directed at employees of the Company or any of its Subsidiaries. For purposes of this Section 11.04(b), “solicit” means any direct or indirect communication relating to engaging or seeking to engage the employment or other services of such individual, regardless of who initiates it, that in any way invites, advises, encourages or requests any individual to take or refrain from taking any action with respect to its engagement by the Company or the Parent or any of its Subsidiaries that is adverse to the Company or the Parent or any of its Subsidiaries.
c.With respect to the Fund Holders, the prohibitions set forth in Section 11.04(b) (i) shall only apply to the individuals that are Key Employees and (ii) the prohibitions on the Fund Holder shall not be deemed to apply to any actions of any portfolio company or limited partner of any Fund Holder, provided that such portfolio company or limited partner (x) has not received any information relating to any individuals that are Key Employees, or that could reasonably be expected to encourage such portfolio company or limited partner to seek to hire or employ any such individual, from or on behalf of any such Fund Holder and (y) does not act at the direction of or with encouragement from any such Fund Holder with respect to any matters contemplated by Section 11.04(b).
d.Each of the Parties hereto acknowledges that the time, scope, geographic area and other provisions of this Section 11.04 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the Transactions. Each Key Seller and Fund Holder acknowledges and agrees, that the terms of this Section 11.04 (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of Buyer Parties and their Affiliates, (iii) impose no undue hardship on such Key Seller or Fund Holder, as applicable, and (iv) are not injurious to the public. Each Key Seller and Fund Holder acknowledges and agrees that the restrictive covenants and other agreements contained in this Section 11.04 are an essential part of this Agreement and the Transactions, constitute a material inducement to Buyer Parties and their Affiliates entering into and performing their obligations under this Agreement and are an essential part of Buyer Parties willingness to pay the purchase consideration thereunder. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 11.04 is held to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under law.

ARTICLE XII
DEFINITIONS

12.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“111(4)(e) Amount” means the amount, to be more fully detailed in the Estimated Closing Statement, as agreed by the Company and the Parent pursuant to the Pre-Closing Reorganization, and designated by the Company pursuant to paragraph 111(4)(e) of the ITA, that results in the addition of an amount to the Capital Dividend Account (as defined in the ITA) of the Company equal to the portion of the Final Consideration received by Sellers that are resident in Canada for purposes of the ITA not including any Seller that is or holds shares through a partnership less (i) the sum of the Adjusted Cost Base (as defined in the ITA) of each Seller resident in Canada for purposes of the ITA other than any Seller that is or holds shares through a partnership, and less (ii) the Reorganization Tax Liability. For purposes of this definition, any amount required to be determined in computing the Final Consideration that is not known at the time the Estimated Closing Statement is prepared shall be estimated with a view to ensuring the estimate of the Final Consideration used for purposes of this definition does not exceed the Final Consideration as ultimately determined.
“Accounting Principles” means, (a) to the extent consistent with ASPE the same accounting principles, practices, procedures, policies and methods (with consistent classifications and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Company’s audited consolidated balance sheet and statement of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2019 and (b) to the extent not addressed by clause (a), ASPE.
“Additional Consideration” means, as of any date of determination, without duplication, the sum of (a) any purchase price adjustment payable to the Sellers pursuant to Section 1.06(a) and (b) any amounts payable to the Sellers pursuant to Section 1.07.
“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.
“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to (i) prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, (ii) regulate foreign investments, or (iii) protect the national security or the national economy of any nation.
“Applicable Spot Rate” means, with respect to the conversion of one currency into another currency as of any date, the average of the closing spot rate of exchange for such conversion as quoted by Reuters as of 11:59 p.m. New York City time for the five (5) Business Day period ending on the Business Day immediately preceding such date.

“ASPE” means the Canadian generally accepted accounting principles as set out in Part II of the CPA Canada Handbook of Accounting Standards for Private Enterprises, as applicable, at the relevant time applied on a consistent basis.
“Base Consideration” means $2,750,000,000.
“Business Day” means a day that is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York or St. John’s, Newfoundland and Labrador are authorized or obligated by Law to close.
“Buyer Parties Fundamental Representations” means the representations and warranties of the Parent and Buyer set forth in Sections 5.01, 5.02 and 5.06.
“Cash” means, as of the Reference Time, all cash and cash equivalents, minus the aggregate amount of (i) Restricted Cash and (ii) outstanding and unpaid checks issued by or on behalf of the Group Companies as of such time, in each case, as determined in accordance with the Accounting Principles.
“Cash Collateral Agreement” means the Cash Collateral Agreement between Verafin Inc. and Royal Bank of Canada and its affiliates named therein dated September 11, 2019.
“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23 and the regulations made under the foregoing and any other applicable Laws governing spam or electronic communications, as applicable, and shall be deemed to include (i) all guidance provided by applicable Governmental Entities (including Innovation, Science, and Economic Development Canada, the Canadian Radio-television and Telecommunications Commission, the Competition Bureau and the Office of the Privacy Commissioner of Canada); and (ii) all other applicable legislation in respect of CEMs transmitted, sent, or initiated by or on behalf of the Company or its Subsidiaries, or the installation of computer programs on any other Person’s computer systems.
“CBCA” means the Canada Business Corporation Act.
“CEM” means a commercial electronic message, as such term is defined by CASL.
“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time.
“Closing Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the Estimated Net Working Capital minus the Target Net Working Capital Amount (it being understood that the amount set forth in this clause (iii) may be a positive or negative number); provided, that if the absolute value of the amount set forth in this clause (iii) is less than CAD$1,500,000, then such amount shall be deemed to be equal to zero, plus (iv) the amount of Estimated Cash, minus (v) the amount of the Estimated Transaction Expenses.

“Closing Indebtedness” means the Indebtedness as of the Reference Time.
“Closing Option Consideration” means, for each In-the-Money Option surrendered in accordance with Section 1.03, the amount equal to the product obtained by multiplying (A) the amount by which the Per Share Closing Consideration exceeds the exercise price per Common Share underlying such In-the-Money Option and (B) the aggregate number of Common Shares subject to such In-the-Money Option (rounded down to the nearest whole cent).
“Closing Payment Amount” means (i) the Closing Consideration, less (ii) the aggregate amount of the Closing Option Consideration, less (iii) the Escrow Amount, less (iv) an amount equal to the Reorganization Tax Liability, less (v) the Expense Fund.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended.
“Common Shares” means the common shares in the capital of the Company, including the Series A Voting Common Shares, the Series B Voting Common Shares, the Series C Voting Common Shares, and the Non-Voting Common Shares.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Section 3.03(a), Section 3.03(c), Section 3.04(c)(iii)(x) and Section 3.20.
“Company IP Rights” means (i) all Intellectual Property Rights for which the Company or any of its Subsidiaries holds or purports to hold any license rights; and (ii) all Company-Owned IP Rights.
“Company-Owned IP Rights” means all Intellectual Property Rights that the Company or any of its Subsidiaries owns or purports to own.
“Company Plan” means (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) a share bonus, share purchase, share option, restricted shares, share appreciation right or similar equity-based plan or (iii) any other employment, severance, deferred-compensation, pension, retirement, welfare-benefit, health, dental, disability, life insurance, bonus, incentive or other compensatory, employee benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any current or former employee or individual contractor of the Group Companies.
“Company Shareholder” means a holder of Common Shares (excluding any holders of Options).
“Company Shareholder Percentage” means the amount, expressed as a percentage, equal to one hundred percent (100%) less the Optionholder Percentage.

“Computer Systems” means all computer hardware, peripheral equipment, Software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to the Company and its Subsidiaries to operate the business of the Company or any of its Subsidiaries and to receive, store, process or transmit data related to the business of the Company or any of its Subsidiaries.
“Company Transaction Expenses” means Transaction Expenses other than Sellers Transaction Expenses.
“Contract” means any agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, whether oral or written.
“Credit Agreement” means that certain Credit Agreement, dated September 13, 2019 by and among, inter alios, Verafin Holdings II Inc., Verafin Inc., Verafin USA Inc., Wells Fargo Capital Finance Corporation Canada, as administrative agent and collateral agent, Wells Fargo Bank, National Association, as lead arranger and bookrunner, and each lender from time to time party thereto, as amended.
“Cultural Business” means a business carried on in Canada that carries on any of the activities identified under section 14.1(6) of the Investment Canada Act as constituting a “cultural business”, or a business that falls within a specific type of business activity that, in the opinion of the Governor in Council, is related to Canada’s cultural heritage or national identity, as prescribed under the Investment Canada Act.
“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.
“Environmental Laws” means all federal, provincial, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.
“Equity Incentive Plan” means Verafin Inc. Equity Incentive Plan dated as of September 13, 2019.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c),

(m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Final Consideration” means (i) the Base Consideration, minus (ii) the amount of Closing Indebtedness as finally determined pursuant to Section 1.06, plus (iii) the Net Working Capital as finally determined pursuant to Section 1.06 minus the Target Net Working Capital Amount (it being understood that the amount set forth in this clause (iii) may be a positive or negative number); provided, that if the absolute value of the amount set forth in this clause (iii) is less than CAD$1,500,000, then such amount shall be deemed to be equal to zero, plus (iv) the amount of Cash as finally determined pursuant to Section 1.06, minus (v) the amount of the Transaction Expenses as finally determined pursuant to Section 1.06.
“Financing” means any financing arranged or obtained (or attempted to be arranged or obtained) by Buyer for the purpose of refinancing any Indebtedness of the Company or any of its Subsidiaries or otherwise financing the Contemplated Transactions.
“Financing Entities” means the Financing Parties and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Financing Party
“Financing Parties” means the entities that have committed to or commit to provide or have otherwise entered into or enter into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Buyer in connection with the Financing.
“Founders” means Jamie King, Raymond Pretty and Brendan Brothers.
“Fully Diluted Number” means the sum of (i) the aggregate number of Common Shares issued and outstanding immediately prior to the Closing and (ii) the aggregate number of Common Shares underlying all In-the-Money Options outstanding as of immediately prior to the Closing.
“Fund Holders” means those Persons set forth in Schedule 12.01.
“Governmental Entity” means any federal, national, state, foreign, provincial, territorial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.
“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.
“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (i) all obligations of the Group Companies for borrowed money, or with respect to deposits or advances of any kind to such Group Company (excluding all intercompany indebtedness between or among wholly-owned Group Companies), (ii) all obligations of any Group Company evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized or treated as a finance lease on a balance sheet of the Group Companies, (iv) all obligations of any Group Company to pay the deferred or unpaid purchase price of property, assets, securities, services or equipment (including “earn-out” payments, seller notes, post-closing true-up obligations and other similar payments contingently or otherwise, calculated as the maximum amount payable under or pursuant to such obligation), (v) the net cash payment obligations of the Group Companies under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vi) all obligations under letters of credit, bank guarantees, performance bonds and other similar contractual obligations entered into by or on behalf of any Group Company (in each case only to the extent drawn), (vii) any accrued interest, fees, premiums, penalties and other obligations of the Group Companies relating to any indebtedness or other obligations of the type referred to in any other clause of this definition payable in connection with the repayment thereof on or prior to the Closing Date, (viii) all guarantees and arrangements having the economic effect of a guarantee provided by any Group Company in respect of the indebtedness or obligations of the type referred to in any other clause of this definition of any other Person, all obligations of another Person in respect of which any Group Company has pledged any of its assets, and all obligations or undertakings of any Group Company to maintain or cause to be maintained the financial position or financial covenants of any other Person or to purchase any other Person’s indebtedness or obligations of the type referred to in any other clause of this definition or any security therefor, (ix) all accrued and unpaid interest, fees, expenses and other amounts owing by the Group Companies under any of the foregoing, calculated as of the date of determination, and any prepayment premiums or penalties that would be due if such amounts were prepaid as of such date of determination, and (x) income Tax payables of the Group Companies (net of any income tax receivables (which shall include any accrued receivables of Scientific Research & Experimental Development credits for the period prior to Closing; provided that such accrued amount shall be net of any income Tax payables of the Group Companies with respect to the future receipt or claiming of such credits), it being understood that such net amount may be a positive or negative number). Notwithstanding the foregoing, “Indebtedness” shall not include (A) non-cancellable purchase commitments, surety bonds and performance bonds, (B) customer advances or deposits, (C) obligations under operating leases, (D) future Tax assets and liabilities, (E) any liability reflected in Net Working Capital or Transaction Expenses, (F) the Reorganization Tax Liability, (G) unamortized debt issuance costs, or (H) for the avoidance of doubt, any Taxes resulting from any election under Section 338(g) of the Code (or any corresponding provisions of U.S. state or U.S. local Tax law) made with respect to the acquisition of any Group Company pursuant to this Agreement. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time.
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin, including application therefor (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.
“In-the-Money Option” means an Option, whether vested or unvested, with an exercise price per Common Share underlying such Option that is less than the Per Share Closing Consideration, determined as of immediately prior to the Closing.
“Investment Canada Act” means the Investment Canada Act (Canada).
“Investment Canada Act Approval” means (a) that the responsible Minister under the Investment Canada Act (the “Minister”) shall have sent a notice pursuant to Section 21(1) of the Investment Canada Act to the Buyer stating that the Minister is satisfied that the Transactions are likely to be of net benefit to Canada, or alternatively, the time period provided for such notice under Section 21(1) of the Investment Canada Act shall have expired such that the Minister shall be deemed, pursuant to Section 21(9) of the Investment Canada Act, to be satisfied that the Transactions are of net benefit to Canada, and (b) the Minister has not sent to the Buyer a notice under subsection 25.2(1) of the Investment Canada Act and the Governor in Council has not made an order under subsection 25.3(1) of the Investment Canada Act in relation to the Transactions, or, if either such a notice has been sent or such an order has been made, the Buyer has subsequently received: (i) a notice under paragraph 25.2(4)(a) of the Investment Canada Act indicating that a review of the Transactions on grounds of national security will not be made, (ii) a notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the Transactions, or (iii) a copy of an order under paragraph 25.4(1)(b) authorizing the Transactions.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C attached hereto.
“Key Employees” means those Persons set forth in Schedule 12.01.
“Key Sellers” means those Persons set forth in Schedule 12.01.
“knowledge of the Company” and “the Company’s knowledge” mean the actual or constructive knowledge after reasonable inquiry of those Persons set forth in Schedule 12.01, as of the applicable date.
“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Liabilities” means all indebtedness, debts, claims, obligations and other liabilities of a Person whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due.
“Liens” means liens, licenses, security interests, charges or encumbrances.
“Losses” means any and all damages, penalties, fines, costs, judgments or amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses.
“Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the ability of the Company and the Sellers to consummate the Acquisition by the Outside Date or (b) a materially adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; provided, however, that, in the case of clause (b), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the announcement of the Transactions; (ii) general changes in the industry in which the Group Companies operate (provided that such change does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (iii) any change in general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States, Canada or anywhere else in the world (provided that such change does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (iv) changes after the date hereof in ASPE or other accounting requirements or principles or any changes after the date hereof in applicable Laws (provided that such change does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (v) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided that this clause (v) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect); (vi) acts of war (whether declared or undeclared), sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (provided that the foregoing does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); (vii) hurricanes, earthquakes, floods or other natural disasters; (provided that the foregoing does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate); and (viii) any epidemic, plague, pandemic or other outbreak of illness or public health event (including COVID-19), (or any worsening of any of the foregoing) including the response of governmental and non-governmental entities thereto (including any COVID-19 Measures) (provided that the foregoing does not affect the Group Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in which the Group Companies participate).

“Minister” has the meaning set out in the definition of Investment Canada Act Approval in this Section 12.01.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (whether or not the plan is subject to ERISA).
“Net Working Capital” means, without duplication, an amount (it being understood that such amount may be a positive or negative number) equal to the current assets of the Group Companies, as of the Reference Time, minus the current liabilities of the Group Companies, as of the Reference Time. It is agreed that (a) Net Working Capital shall be calculated without taking into consideration and without duplication of (A) the Transactions, (B) the Pre-Closing Reorganization (including the Reorganization Tax Liability), (C) Cash, (D) Transaction Expenses, (E) Closing Indebtedness, (F) deferred revenue, (G) customer advances or deposits, (H) current or future income Tax assets and liabilities (including, for the avoidance of doubt, any amount in respect of Scientific Research & Experimental Development credits not yet received), and (I) Restricted Cash; (b) Net Working Capital shall be calculated taking into consideration and without duplication of any and all accruals and reserves for any current Tax liabilities or assets (in each case, other than income Tax payables) and (c) Net Working Capital shall be prepared and calculated in accordance with the Accounting Principles.
“Non-Voting Common Shares” means the common shares in the capital of the Company designated as Non-Voting Common Shares.
“Open Source Software” means any Software that is licensed under a license that meets the Open Source Definition (www.opensource.org/osd) or that is identified as an open source license by the Open Source Initiative (www.opensource.org).
“Option” means an outstanding and unexercised option to purchase Common Shares under the Equity Incentive Plan.
“Option Consideration” means, for each In-the-Money Option surrendered in accordance with Section 1.03(c), the amount equal to the sum of (a) the Closing Option Consideration applicable to such In-the-Money Option, and (b) the product obtained by multiplying (i) the Per Share Additional Consideration by (ii) the aggregate number of Common Shares subject to such In-the-Money Option (rounded down to the nearest whole cent), less applicable withholding.
“Optionholder Percentage” means the amount, expressed as a percentage, equal to the quotient obtained by dividing (i) the aggregate number of Common Shares underlying all In-the-Money Options surrendered in accordance with Section 1.03(c) by (ii) the Fully Diluted Number.
“Ordinary Course of Business” means the ordinary course of business of the Group Companies, consistent with past practice.
“Organizational Documents” means the Certificate of Incorporation and the Bylaws of the Company, each as amended through the date hereof.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.
“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of the Parent or the Buyer to consummate the Acquisition by the Outside Date.
“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator, or such other Person as designated by the Company prior to Closing.
“Per Share Additional Consideration” means the amount equal to the quotient obtained by dividing (i) the Additional Consideration by (ii) the Fully Diluted Number.
“Per Share Closing Consideration” means, with respect to any Common Share, the amount equal to (a) the quotient obtained by dividing (i) an amount equal to (A) the Closing Consideration, plus (B) the aggregate dollar amount of the exercise prices for all In-the-Money Options, less (C) the Escrow Amount, less (D) the Expense Fund by (ii) the Fully Diluted Number, less (b) solely for purposes of calculating the Per Share Closing Consideration of any Non-Voting Common Share or Series A Common Voting Share (and not any Options or other Common Shares), an amount equal to the quotient obtained by dividing (i) an amount equal to the Reorganization Tax Liability by (ii) the aggregate number of Non-Voting Common Shares and Series A Voting Common Shares issued and outstanding immediately prior to the Closing.
“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with ASPE in the Latest Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and for which adequate reserves are maintained on the Financial Statements in accordance with ASPE consistently applied; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Realty that are not violated by the current use and operation of the Leased Realty or affected by the consummation of the Transactions; (iv) covenants, conditions, restrictions and easements to the Leased Realty that do not materially impair the occupancy or use of the Leased Realty for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses or affected by the consummation of the Transactions; (v) nonexclusive licenses to Intellectual Property Rights in the ordinary course; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) the Leases and all subleases, licenses and other occupancy agreements for which a Group Company is a party and is disclosed in the Disclosure Letter; (viii) all Liens affecting a landlord’s freehold interest or sublandlord’s sub-leasehold interest in any Leased Realty; (ix) the Liens which the Leases and/or any Leased Realty are stated to be subject to or bound by pursuant to the terms of the Leases; (x) all instruments which are registered against title to the Leased Realty; and (xi) Liens securing the Company’s obligations in respect of its corporate credit card program with Royal Bank of Canada pursuant to the Cash Collateral Agreement

(and not, for the avoidance of doubt, notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance) in an aggregate amount not to exceed $1.5 million.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof, or any other organization or entity of any kind.
“Personal Data” means any information relating to an identified or identifiable natural person, where an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person.
“Privacy Requirement” means all laws, contractual obligations, consents, notices or industry regulatory standards that pertain to privacy, the collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, privacy, processing, protection, sharing, breach or other use of Personal Data.
“Pro Rata Percentage” means, with respect to any Seller, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the aggregate number of Common Shares held by such Seller immediately prior to the Closing and (ii) the aggregate number of Common Shares underlying any In-the-Money Options held by such Seller as of immediately prior to the Closing by (b) the Fully Diluted Number.
“Reference Time” means 12:01 a.m., New York City time, on the Closing Date.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
“Reorganization Tax Liability” means the aggregate liability of the Group Companies for Taxes arising as a consequence of the designation made pursuant to Section 111(4)(e) of the ITA, as contemplated in the Pre-Closing Reorganization.
“Restricted Cash” means, other than Cash that secures the Company’s obligations in respect of its corporate credit card program with Royal Bank of Canada pursuant to the Cash Collateral Agreement in an aggregate amount not to exceed $1.5 million, any cash or cash equivalents which are not freely usable by the Parent because they are subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction.
“Restricted Party” means persons or entities identified or designated on restricted party lists maintained by the U.S. government, including but not limited to the (i) U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons,

Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List and the U.S. Department of Commerce Bureau of Industry and Security’s Entity List, Unverified List and Denied Persons List, (ii) Government of Canada, including but not limited to individuals and entities listed under the United Nations Act, Special Economic Measures Act, Freezing Assets of Corrupt Foreign Officials Act, Justice for Victims of Corrupt Foreign Officials Act, and the Criminal Code, as well as (iii) any comparable restricted parties lists maintained by the European Union or any other applicable jurisdiction.
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.
“Sellers Fundamental Representations” means the representations and warranties of the Sellers set forth in Section 4.01, Section 4.03(a), Section 4.03(c), Section 4.05 and Section 4.07.
“Sellers Transaction Expenses” means those Transaction Expenses described in (a) clause (i) of the definition thereof incurred by the Group Companies on behalf of the Sellers, including fees payable to investment bankers and attorneys in connection with the Transactions or (b) clause (ii) of the definition thereof.
“Series A Voting Common Shares” means the common shares in the capital of the Company designated as Series A Voting Common Shares.
“Series B Voting Common Shares” means the common shares in the capital of the Company designated as Series B Voting Common Shares.
“Series C Voting Common Shares” means the common shares in the capital of the Company designated as Series C Voting Common Shares.
“Software” means any computer program, operating system, application, system, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all databases necessary or appropriate to operate or in the use of any such computer program, operating system, application, system, firmware or software.
“Specified Common Share Value” means an amount equal to the Per Share Consideration multiplied by the number of Specified Common Shares.
“Specified Material Contract” means any Contract described in Sections 3.10(a)(ii), (iii), (iv), (viii)-(xiv) or (xviii).
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Target Net Working Capital Amount” means CAD$18,964,900.
“Tax” or “Taxes” means any federal, provincial, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital shares, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, levy, fee, impost, duty or assessment of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and in each case, whether disputed or not.
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.
“Trade Control Laws” means the economic sanctions and export controls laws of all applicable jurisdictions, including but not limited to the economic sanctions programs administered by the U.S. Department of Treasury Office of Foreign Assets Control; the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security; the sanctions and trade control laws of Canada, including but not limited to the United Nations Act, Special Economic Measures Act, Freezing Assets of Corrupt Foreign Officials Act, Justice for Victims of Corrupt Foreign Officials Act, the Criminal Code and the Export and Import Permits Act; the restrictive measures implemented by the European Union and its member states; and the European Union dual use export controls implemented under Regulation (EC) No. 428/2009.
“Transaction Documents” means this Agreement, the Escrow and Management Incentive Agreement, the Escrow Agreement, and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with the Transactions, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.
“Transaction Expenses” means, without duplication, (i) all fees and expenses incurred or payable, but not paid, by the Group Companies, prior to the Closing in connection with or arising out of the negotiation, execution and delivery of this Agreement or any other Contracts relating hereto, or relating to or triggered by the planning, structuring, negotiation or consummation of the Transactions, including those of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) that performed services in connection with the Transactions, (ii) all fees, costs and expenses of the Representative, (iii) any change in control bonus or transaction bonus to be paid to any current or former employee, consultant, director or officer of any of the Group Companies at or after the Closing pursuant to any agreement to which any of the Group Companies is a party prior to the Closing that becomes payable as a result of the execution of this Agreement or the consummation of the Transactions (“Sale Bonuses”) and (iv) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company in connection with any payments made to any holder of In-the-Money Options at the Closing or Sale Bonuses (“Payroll Costs”).
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer” means selling, transferring, assigning, conveying, exchanging, gifting, bequeathing, mortgaging, charging, pledging or otherwise encumbering or disposing of any economic, voting or other rights in or granting any security interest in, making any arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, or entering into any agreement to effect any of the foregoing.
ARTICLE XIII
MISCELLANEOUS

13.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Representative, any Seller or the Company or their respective Affiliates without the prior written approval of the Parent or, prior to the Closing, by the Parent without the prior written approval of the Company, except (a) such release or announcement as may be required by applicable Law or stock exchange rules (subject to the proviso to clause (ii) below), (b) that the Company and the Parent shall each be permitted to make announcements from time to time to their respective employees, customers, suppliers and other business relations (i) as the Company or the Parent may reasonably determine is necessary to comply (or cause any other Group Company or Subsidiary of the Parent, as applicable, to comply) with applicable Law or (ii) in the case of Parent, that is not inconsistent with any release or announcement previously made by the Company or the Parent in accordance with this Agreement as of the time of such release or announcement and does not disclose any material nonpublic information regarding the Company or the Transactions, (c) for such announcements or releases required to be made to comply with Section 11.03 and (d) that nothing contained herein shall limit or restrict the right of the Company, its Affiliates or the Parent in respect of any Action that may arise or be commenced between the Company or any Seller, on the one hand, and the Parent, on the other hand; provided, that in the case of clauses (a) through (c) and clause (ii) below, the Parent shall have the right to comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding anything herein to the contrary, any Seller as of the date hereof that is a private equity or venture capital firm may provide nonpublic information about the subject matter of this Agreement in connection with (i) fundraising, marketing, informational, transactional or reporting activities at any time if the recipient of such information is obligated to keep such communications confidential, (ii) any disclosure required by applicable Law, regulatory examinations, or similar process or Governmental Entity order (provided that such party shall have, unless prohibited by law, (x) promptly notified Parent of such requirement, (y) reasonably consulted with Parent as to the advisability of taking steps to resist or narrow the scope of the disclosure contemplated thereby and (z) reasonably cooperated with Parent in any efforts it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to the information so disclosed), or (iii) any communication with its Institutional Affiliates if the recipient of such information is obligated to keep such communications confidential. For the avoidance of doubt, from and after the Closing, any Seller that is a private equity or venture capital firm may provide a website posting announcing the sale of the Company to the Buyer Parties (which may include any information contained in any press release or other public announcement previously made by the Parties in accordance with this Agreement as of the time of such posting). As used herein, “Institutional Affiliate” means, with respect to each Seller as of the date hereof that is a private equity or venture capital firm, (i) such Person’s directors, officers, employees, members, attorneys, accountants, other advisors and managers, its general partner and/or manager, and (ii) such Person’s affiliated investment funds managed or advised by such Person’s (or one of its Affiliate’s) general partner or manager. Notwithstanding anything in this Agreement to the contrary, after Closing and the public announcement of the Acquisition, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Acquisition as long as such announcement does not disclose any of the other terms of the Acquisition or the other transactions contemplated herein or any non-public information.
13.02    Expenses. Except as otherwise expressly provided herein, each of the Company, the Sellers, the Parent, the Buyer and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants. Buyer shall pay any filing fee required in respect of any filing under any Antitrust Law, including HSR Act.
13.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below or via email to the address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:
Notices to the Parent, Company and/or the Buyer:

NASDAQ, INC.
805 King Farm Boulevard
Rockville, Maryland 20850
Attention:    General Counsel
Email:        ogc@nasdaq.com
with a copy to (which shall not constitute notice):
WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, New York 10019
Attention:    David K. Lam, Esq. (DKLam@wlrk.com)
                    Mark F. Veblen, Esq. (MFVeblen@wlrk.com)
        Victor Goldfeld, Esq. (VGoldfeld@wlrk.com)
Facsimile:    (212) 403-2000

Notices to the Representative, or to the Sellers after Closing:

SHAREHOLDER REPRESENTATIVE SERVICES LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile: (303) 623-0294
Telephone: (303) 648-4085

Notices to the Company:

VERAFIN HOLDINGS INC.
18 Hebron Way
St. John’s, Newfoundland A1A 0L9
Attention: Jamie King (jamie.king@verafin.com)
Chris Hickey (chris.hickey@verafin.com)

with copies to (before the Closing) (which shall not constitute notice):
OSLER, HOSKIN & HARCOURT LLP
100 King Street West
1 First Canadian Place, Suite 6200
P.O. Box 50
Toronto, Ontario M5X 1B8
Attention:    Chad Bayne    (cbayne@osler.com)
        David Jamieson (djamieson@osler.com)

13.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, the Parent, the Buyer or the Representative without the prior written consent of the non-assigning Parties, provided that the Parent and the Buyer may assign this Agreement (in whole but not in part) to one or more Affiliates of Parent, but no such assignment shall relieve the Parent or the Buyer of its obligations under this Agreement.
13.05    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
13.06.    References; Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to U.S. dollars. All references to “CAD$” shall be deemed references to Canadian dollars. The conversion of values from any other currency to U.S. dollars shall be effected based upon the Applicable Spot Rate. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under ASPE. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under ASPE, the definition set forth in this Agreement shall control.
13.07    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).
13.08    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by, (a) in respect of any amendment or waiver on or prior to the Closing Date, the Parent and the Company, and, only if such amendment or waiver is applicable to the Sellers, the Sellers representing the majority of the votes attached to the Common Shares held by them (including each of the Fund Holders), and, only if such amendment or waiver is applicable to the Representative, the Representative; and (b) in respect of any amendment or waiver following the Closing Date, the Parent and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
13.09    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.
13.10    Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
13.11    Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
13.12    Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.
13.13    Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
13.14    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
13.15    Jurisdiction. Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought before and determined exclusively by the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.03 shall be deemed effective service of process on such Party.
13.16    Specific Performance. Each of the Parties acknowledges that the rights of each other Party to consummate the Transactions are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
3.17    Financing Entities. Notwithstanding anything in this Agreement to the contrary, the Sellers, on behalf of themselves, the Group Companies and each of their controlled Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the Transactions or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable agreement or document relating to the Financing, (c) agrees not to bring or support or permit any of the Group Companies or their Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Entity in any way arising out of or relating to, this Agreement, the Financing or any of the Transactions or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Sellers, the Group Companies and their controlled Affiliates in any such Action shall be effective if notice is given in accordance with Section 13.03, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Financing Entities in any way arising out of or relating to, this Agreement, the Financing or any of the Transactions or the performance of any services thereunder, (g) agrees that none of the Financing Entities will have any liability to the Sellers, the Group Companies or any of their controlled Affiliates (in each case, other than Parent, Buyer or their respective Subsidiaries) relating to or arising out of this Agreement, the Financing or any of the Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 13.17, and that such provisions and the definition of “Financing Entities” shall not be amended in any way adverse to the Financing Entities without the prior written consent of the Financing Parties.
* * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Company:		VERAFIN HOLDINGS INC.
/s/ Jamie King By: Jamie King
/s/ Jamie King
	By:	Jamie King
	Its:	Chief Executive Officer

Parent:		NASDAQ, INC.

/s/ Michael Ptasznik
	By:	Michael Ptasznik
	Its:	Executive Vice President, Corporate Strategy and Chief Financial Officer

Buyer:		OSPREY ACQUISITION CORPORATION

/s/ Michael Ptasznik
	By:	Michael Ptasznik
	Its:	President

Representative:		SHAREHOLDER REPRESENTATIVE SERVICES LLC solely in its capacity as the Representative

/s/ Sam Riffe
	By:	Sam Riffe
	Its:	Managing Director

[Signature Page to Share Purchase Agreement]

Sellers:	INFORMATION VENTURE PARTNERS SPV I, L.P., by its general partner, IVP SPV GP INC.
	By:	/s/ David Unsworth
Name: David Unsworth
Title: Secretary

[Signature Page to Share Purchase Agreement]

SPECTRUM EQUITY VIII-A, L.P.
By:	Spectrum Equity Associates VIII, L.P.,
its General Partner

By:	SEA VIII Management, LLC,
its General Partner

By:	/s/ Christopher T. Mitchell
Name: Christopher T. Mitchell
Title: Managing Director

[Signature Page to Share Purchase Agreement]

EXECUTION VERSION

SPECTRUM VIII INVESTMENT MANAGERS’ FUND, L.P.
By:	SEA VIII Management, LLC,
its General Partner

By:	/s/ Christopher T. Mitchell
Name: Christopher T. Mitchell
Title: Managing Director

[Signature Page to Share Purchase Agreement]

EXECUTION VERSION

SPECTRUM EQUITY VIII-B, L.P.
By:	Spectrum Equity Associates VIII, L.P.,
its General Partner

By:	SEA VIII Management, LLC,
its General Partner

By:	/s/ Christopher T. Mitchell
Name: Christopher T. Mitchell
Title: Managing Director

[Signature Page to Share Purchase Agreement]

EXECUTION VERSION

SPECTRUM VIII CO-INVESTMENT FUND, L.P.
By:	SEA VIII Management, LLC,
its General Partner

By:	/s/ Christopher T. Mitchell
Name: Christopher T. Mitchell
Title: Managing Director

[Signature Page to Share Purchase Agreement]

EXECUTION VERSION

SPECTRUM EQUITY VIII-C, L.P.
By:	Spectrum Equity Associates VIII, L.P.,
its General Partner

By:	SEA VIII Management, LLC,
its General Partner

By:	/s/ Christopher T. Mitchell
Name: Christopher T. Mitchell
Title: Managing Director

[Signature Page to Share Purchase Agreement]

EXECUTION VERSION

SPECTRUM DISCRETIONARY OVERAGE PROGRAM I-B, L.P.
By:	Spectrum Discretionary Overage
Program Associates I, L.P.,
its General Partner

By:	SDOP I Management, LLC,
its General Partner

By:	/s/ Christopher T. Mitchell
Name: Christopher T. Mitchell
Title: Managing Director

[Signature Page to Share Purchase Agreement]

JAMIE KING FAMILY TRUST (2012) #1
By:	/s/ Jamie King
Name: Jamie King
Title: Trustee

[Signature Page to Share Purchase Agreement]

RAYMOND PRETTY FAMILY TRUST (2012) #1
By:	/s/ Raymond Pretty
Name: Raymond Pretty
Title: Trustee

[Signature Page to Share Purchase Agreement]

BRENDAN BROTHERS FAMILY TRUST (2012) #1
By: By:	/s/ Brendan Brothers
Name: Brendan Brothers
Title: Trustee
By: By:	/s/ Kevin Baker
Name: Kevin Baker
Title: Trustee

/s/ Brendan Brothers
Brendan Brothers

[Signature Page to Share Purchase Agreement]